UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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THE DOLAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

Dear Fellow Stockholder:

We look forward to your attendance in person, virtually via the Internet, or by proxy, at the 2012 Annual Meeting of Stockholders of The Dolan Company. We will hold the meeting on Thursday, May 17, 2012, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, MN 55402. The meeting will begin promptly at 9:00 a.m. central daylight time.

To participate via the Internet, go to www.virtualshareholdermeeting.com/DM12 where you will be able to hear an audio broadcast of the meeting and view the slides as they are presented. Please note that only stockholders of record as of March 22, 2012, who use their control number (included on your proxy card), will be able to vote via the Internet and submit questions during the meeting. If you do not have a control number at the time of the meeting, you will be able to attend via the Internet, but you will not be able to vote or submit questions.

Please read the accompanying Notice of Annual Meeting and Proxy Statement for more details about the annual meeting and matters that will be presented to stockholders for a vote.

I, and other members of our management team, as well as members of our board of directors, will be available to respond to your questions and comments. We look forward to this opportunity to communicate directly with our stockholders and share information about our operations and activities and hope that you are able to join us.

Your vote is very important to us. Whether you own a few shares or many, it is important that your shares are represented at our annual meeting. Please vote as soon as possible. We offer three convenient ways for you to vote in advance of the annual meeting—on the Internet (which we recommend), by telephone, or, if you requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you.

We appreciate your continued support of The Dolan Company and look forward to meeting you at our annual meeting.

Very truly yours,

James P. Dolan

Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Dolan Company will hold its Annual Meeting of Stockholders as follows:

Date and Time	Thursday, May 17, 2012, 9:00 a.m. (central daylight time)
Place	Minneapolis Club 729 Second Avenue South Minneapolis, MN 55402
Internet	Attend the annual meeting online, including voting and submitting questions, at www.virtualshareholdermeeting.com/DM12.
Items of Business	1.	To elect the two Class II directors nominated by our board to serve for a period of three years;
	2.	A non-binding advisory vote to approve the compensation of our executive officers disclosed in this proxy statement;
	3.	To ratify the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and
	4.	To act upon any other business as may properly come before the stockholders at the annual meeting or any adjournment or postponement of the meeting.
Record Date	If you were a stockholder of record at the close of business on March 22, 2012, you are entitled to vote at our annual meeting on the items of business identified above.
Proxy Voting	Your vote is important. You may vote your shares by proxy over the Internet, by telephone or, if you requested a paper copy of these materials, by completing, signing and returning a proxy card in the envelope provided. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials that we mailed to you or your proxy card, if you requested one. We encourage you to vote by proxy even if you plan to attend the meeting. If you attend the meeting, you can revoke your proxy and vote in person or virtually via the Internet if you so desire.
Adjournments and Postponements	Our stockholders may consider any item of business described above at the annual meeting at the time and the date specified in this Notice of Annual Meeting or at any other time or date to which the annual meeting has been properly adjourned or postponed.
Notice Regarding the Availability of Proxy Materials	We mailed our Notice Regarding the Availability of Proxy Materials on or about April 4, 2012. Our proxy statement and annual report to stockholders for the year ended December 31, 2011, are available at www.proxyvote.com. Our annual report contains financial and other information about us, including our Form 10-K. You will need your 12-digit control identification number to access these materials. You will also need your 12-digit control identification number to vote and ask questions if you attend the meeting virtually. The control identification number is included on the Notice Regarding the Availability of Proxy Materials that we mailed to you or your proxy card, if you requested one.

By Order of the Board of Directors,

Vicki J. Duncomb, Corporate Secretary

PROXY STATEMENT

Annual Meeting of Stockholders

May 17, 2012

Our board of directors is soliciting proxies for the 2012 Annual Meeting of Stockholders and we are providing these proxy materials in connection with that solicitation. You are receiving these proxy materials because you owned shares of our common stock on March 22, 2012, and are entitled to vote at the annual meeting. If you are unable to attend the annual meeting in person or virtually via the Internet, you may vote your shares by proxy. This proxy statement describes the proposals that we would like you to consider and vote on and provides additional information to you relating to these proposals so that you can make an informed decision.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

You will be asked to vote on three proposals at the annual meeting. Our board recommends that you vote your shares on these proposals as indicated below:

Proposal		Board’s Voting Recommendation
1.	Election of Anton J. Christianson and Bill L. Fairfield as Class II Directors;	FOR

2.	Non-binding advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement; and	FOR

3.	Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR

The board is not aware of any other matters to be presented to you for a vote at the annual meeting. If you grant a proxy by the Internet, telephone or by signing and returning a proxy card by mail, James P. Dolan, our chairman, chief executive officer and president, and Vicki J. Duncomb, our vice president and chief financial officer, or either of them, may, as your proxies, vote your shares in their discretion for any additional matters that properly come before the stockholders at the annual meeting. Further, if any director candidate is unavailable to serve as director prior to the election at the annual meeting, Mr. Dolan and Ms. Duncomb, or either of them, will vote your proxy for another candidate nominated by our board unless our board allows the vacancy to remain open or reduces the size of our board.

Stockholders Entitled to Vote at the Annual Meeting

If you owned shares of our common stock at the close of business on March 22, 2012, the record date, you may vote at the annual meeting. On that date, there were 30,575,062 shares of common stock outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted. You have one vote for each share of common stock you held on that date. This includes shares for which you are the “stockholder of record” and those for which you are the “beneficial owner.”

A complete list of stockholders entitled to vote at the annual meeting shall be open to the examination of any stockholder, upon request, for any purpose relevant to the annual meeting, during ordinary business hours, for ten days prior to the annual meeting at our offices at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota. The list will also be available at the annual meeting.

You are the STOCKHOLDER OF RECORD if your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services. If you are the stockholder of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person at the annual meeting.

You are a BENEFICIAL OWNER if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf (sometimes referred to as being held in “street name”). If you are a beneficial owner, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. You are invited to attend the annual meeting, but may not vote your shares in person at the meeting unless you receive a proxy from your broker or nominee.

Quorum; Vote Requirements

We need a majority of the votes that could be cast by stockholders entitled to vote, present in person at the annual meeting or represented by proxy, to constitute a quorum for the transaction of business at this meeting. We count abstentions and broker non-votes, if applicable, as present and entitled to vote for purposes of determining a quorum.

A “broker non-vote” occurs when a broker does not receive voting instructions from the beneficial owner of shares held in street name for certain types of proposals. When this happens, the broker must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) with respect to such proposals. Your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. Proposal 3 (appointment of independent registered public accounting firm) is the only proposal considered to be a routine matter. As a result, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to Proposal 1 (election of directors) and Proposal 2 (advisory “Say on Pay”). Therefore, if you are a beneficial owner, to ensure that your shares are voted in the manner you wish, please provide voting instructions to your broker or nominee.

If you are a stockholder of record and sign and mail a proxy card, but do not include voting instructions, the proxies will vote your shares “FOR” all of the proposals and, in their discretion, as to any other matters that are properly presented to the stockholders at the annual meeting or any adjournment or postponement of it.

Proposal 1—Voting requirement to elect the Class II directors. The nominees for director will be elected by a plurality of the votes of the shares present and entitled to vote on the proposal, whether in person or by proxy. A plurality means the nominees receiving the largest number of votes cast at the meeting will be elected for the available director positions. It is possible that a plurality might not be a majority of the votes cast at the meeting in person or by proxies. You may either vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT” the nominees for the board of directors. Votes that are withheld from one or more candidates and broker non-votes will not affect the election outcome.

Proposal 2—Voting requirement for non-binding advisory vote to approve the executive officer compensation disclosed in this proxy statement. Our board of directors will consider the executive compensation disclosed in this proxy statement to have been approved by stockholders if there are more votes cast “FOR” the proposal, whether in person or by proxy, than votes cast “AGAINST.” Because your vote on executive compensation is advisory, it will not be binding upon the Company or the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering executive officer compensation in the future. You may either vote “FOR,” “AGAINST,” or ABSTAIN.” If you “ABSTAIN” from voting, your vote will have no effect, and broker non-votes will not have an effect either.

Proposal 3—Voting requirement to ratify the appointment of McGladrey & Pullen, LLP. An affirmative “FOR” vote by a majority of the votes of the shares present and entitled to vote is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. If a majority vote ratifying the appointment is not received, the audit committee will reconsider its decision to appoint McGladrey & Pullen, LLP as our independent registered public accounting firm but will not be required to change such decision. You may either vote “FOR,” “AGAINST,” or ABSTAIN.” If you “ABSTAIN” from voting, it will be counted as a vote “AGAINST,” but broker non-votes will have no effect.

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes represented in person, virtually via the Internet, or by proxy at our annual meeting and act as the inspector of the election.

How To Vote

Please refer to “Stockholders Entitled to Vote at the Annual Meeting” to determine if you are the stockholder of record of your shares or if you are a beneficial owner of your shares.

By Proxy Over the Internet or by Telephone. The Internet and telephone voting procedures we established for stockholders of record to vote by proxy are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. If you are a stockholder of record, to vote by Internet or telephone, follow the voting instructions set forth on the Notice Regarding the Availability of Proxy Materials you received. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank or nominee. Internet and telephone voting ends at 11:59 p.m., eastern daylight time, on May 16, 2012.

Proxy Card. Complete, sign (exactly as your name appears on your proxy card) and date the card and return it in the prepaid envelope. Beneficial owners may vote their shares by providing voting instructions to their broker or nominee before our annual meeting. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement, and FOR the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner, you may not vote your shares in person at our annual meeting unless you obtain and present at the annual meeting a legal proxy from your broker or nominee and present it to the inspector of election with our ballot when you vote at the meeting.

Virtually via the Internet during the Annual Meeting. All stockholders of record may vote virtually via the Internet during the Annual Meeting, by going to www.virtualshareholdermeeting.com/DM12, and using your control number (included on the Notice Regarding the Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

We encourage you to vote by Internet, telephone or proxy card in advance of the annual meeting, even if you plan to attend the annual meeting in person or virtually via the Internet. Please refer to “Changing Your Vote” for more information about the effect of your proxy if you vote in person at the annual meeting or virtually via the Internet.

If you received more than one Notice Regarding the Availability of Proxy Materials, you hold shares registered in more than one name. This sometimes occurs when a stockholder holds shares in his/her own name and then also in a representative capacity, such as a trustee on behalf of a trust. Please vote all shares for which you received a Notice Regarding the Availability of Proxy Materials so that you can ensure all of your shares are represented at the meeting.

Attending the Annual Meeting

The annual meeting begins promptly at 9:00 a.m. central daylight time. Please arrive no later than 8:30 a.m. to allow us to register your attendance and to ensure that we start the meeting on time. You must bring a valid driver’s license or other proof of identification.

To attend the annual meeting virtually via the Internet, go to www.virtualshareholdermeeting.com/DM12. Stockholders of record who use their control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you), will be able to vote electronically and submit questions during the meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions.

Changing Your Vote

You may change your vote and revoke your proxy at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by:

•

Sending a written statement, revoking your proxy, to our corporate secretary at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402, attention Corporate Secretary, or by email to secretary@thedolancompany.com. We must receive your written statement, revoking your proxy, by 6:00 p.m., central daylight time, May 16, 2012, for it to be effective;

•	Submitting a new, proper proxy by Internet, telephone, or proxy card after the date of the revoked proxy, but no later than 11:59 p.m., eastern daylight time, on May 16, 2012;

•	Attending the annual meeting and voting in person; or

•

Attending the annual meeting virtually via the Internet, by going to www.virtualshareholdermeeting.com/DM12, and using your control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Delivery of Proxy Materials

Pursuant to SEC rules, we are making our proxy materials, which include our notice of the 2012 annual meeting of stockholders, proxy statement and annual report to stockholders, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice Regarding the Availability of Proxy Materials, to access the notice of the 2012 annual meeting of stockholders, proxy statement and annual report to stockholders. In accordance with the e-proxy process, we mailed to each of our stockholders of record as of March 22, 2012, a Notice Regarding the Availability of Proxy Materials, which mailing commenced on or about April 4, 2012. The Notice Regarding the Availability of Proxy Materials contains instructions on how you may access our proxy materials and vote your shares over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice Regarding the Availability of Proxy Materials.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing, mailing and distributing the Notice Regarding the Availability of Proxy Materials and any proxy materials that our stockholders have requested be mailed to them. This includes reimbursing record holders of the expenses they incur in forwarding our proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies personally, by mail, telephone, fax or over the Internet. We do not pay our directors, officers or employees any extra compensation for soliciting proxies.

Transfer Agent

Our transfer agent is Wells Fargo Shareholder Services. If you are a stockholder of record and need to change your name or address, need information regarding the transfer of your shares, or have other questions regarding your shares, please contact Wells Fargo Shareholder Services directly, at 1-800-468-9716, on the Internet at www.shareowneronline.com or in writing at Wells Fargo Shareholder Services, P.O. Box 64874, St. Paul, MN 55164-0874.

COMPANY GOVERNANCE

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines. These, along with our committee charters, provide a framework for the governance of our company. These guidelines provide, among other things, that:

•

Our board of directors consists of a majority of independent directors and each of the board’s three standing committees consists only of independent members. Currently, Mr. Dolan, our chairman, chief executive officer and president, is the only director who is not independent. Mr. Dolan does not serve on any of the board’s committees.

•	Our directors possess the highest personal and professional ethics and are committed to the long-term interests of our company’s stockholders.

•

No director serves on the boards of more than three public companies unless the board determines that in a particular situation the director’s ability to serve effectively on our board is not impaired.

•	The nominating and corporate governance committee oversees and manages an annual evaluation of the board and each committee.

The nominating and corporate governance committee is responsible for overseeing these guidelines and ensuring that we adhere to them. The nominating and corporate governance committee periodically reviews and reassesses the adequacy of these guidelines and recommends proposed changes to the board of directors for consideration.

Copies of our corporate governance guidelines and committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com or by written request to our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

Our Codes of Ethics and Business Conduct Policies

We have adopted two codes of ethics: a Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, and a Code of Ethics for Senior Financial Officers, Chief Operating Officer and Principal Executive Officer, which we refer to as our Code of Ethics. We adopted these policies to ensure that all of our directors, officers and employees observe the highest standards of ethics in conducting our business.

Under our Code of Conduct, our core values include respect for individuals, honesty, integrity and leadership by example. Among other things, our Code of Conduct:

•	requires all directors, officers and employees to conduct our business affairs fairly, free of conflicts of interest and in an ethical manner;

•	prohibits conduct that may raise questions about our honesty, integrity or reputation; and

•

includes a process for reporting complaints and concerns about violations of the Code of Conduct or other similar policies to a compliance committee, consisting of our chief operating officer, our chief financial officer and our controller.

Our Code of Ethics requires our senior financial officers (including our chief financial officer), chief operating officer, chief executive officer and our senior financial officers at National Default Exchange, DiscoverReady and Counsel Press to:

•	act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships;

•	promptly disclose to the audit committee any material relationship or transaction that could give rise to a conflict of interest;

•	comply with generally accepted accounting principles and ensure that accounting entries are promptly and accurately recorded and documented; and

•

report to the audit committee or nominating and corporate governance committee any violations to the Code of Ethics or other company policies, compliance programs or laws, including material weaknesses in the design or operation of internal controls, fraud or material information that call into question disclosures we have made in our periodic reports on file with the Securities and Exchange Commission.

The nominating and corporate governance committee is responsible for overseeing and periodically evaluating these policies. The nominating and corporate governance committee recommends proposed changes to these policies to the board for consideration. Both our Code of Conduct and our Code of Ethics are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com, or by written request from our corporate secretary. Please refer to “Communications with the Company and our Board.”

Related Party Transactions and Policies

Our board of directors recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in our best interests and the best interests of our stockholders. We have adopted a formal written policy that requires any transaction, arrangement or relationship in which we will be a participant and in which the amount involved exceeds $120,000, and in which any related person (generally, our directors, executive officers, stockholders owning at least 5% of any class of our voting securities, their immediate family members and any entity in which any of the foregoing persons is employed or is a general partner or principal) has or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval.

In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our chief financial officer (or our chief executive officer, if the chief financial officer, an immediate family member of the chief financial officer, or an entity in which any of the foregoing persons is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by the chief financial officer or chief executive officer, the material terms of the transaction will be reported to our audit committee at its next meeting. Any proposed transaction with a related person involving an amount of $120,000 or more must be presented to the audit committee for review and approval.

The policy provides for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee (or chief financial officer or chief executive officer, if applicable) will consider the relevant facts and circumstances available to the audit committee (or chief financial officer or chief executive officer, if applicable), including (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee (or chief financial officer or chief executive officer, if applicable) will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interest of our stockholders.

The following is a summary of transactions since January 1, 2011, (1) to which we have been a party in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this proxy statement, or (2) that we otherwise believe should be disclosed. All of the transactions described below are continuing related party transactions that we initially entered into prior to the beginning of this past fiscal year. The audit committee reviewed and ratified these continuing transactions most recently at its February 2012 committee meeting in accordance with our related party transactions policy.

David A. Trott

David A. Trott is the chairman and chief executive officer of our majority-owned subsidiary, American Processing Company, LLC d/b/a National Default Exchange, which we refer to as NDeX. Mr. Trott owns an 81% interest in and is the managing attorney of Trott & Trott, P.C., one of eight law firm customers with whom NDeX has entered an exclusive long-term services agreement to provide mortgage default processing services. See “Services Agreement” below.

From January 1, 2009, until December 1, 2009, Mr. Trott held a 5.1% interest in NDeX indirectly through his ownership in APC Investments, LLC, whose members were the members of Mr. Trott’s law firm, Trott & Trott. On December 1, 2009, APC Investments distributed its interest in NDeX to each of its members, including Mr. Trott, (collectively the “Trott Sellers”) who had a 68% ownership interest in APC Investments.

On December 31, 2009, Mr. Trott sold a 3.5% interest in NDeX to Dolan APC, LLC.

On January 4, 2010, Mr. Trott sold his remaining 1.7% interest in NDeX to our wholly-owned subsidiary Dolan APC, LLC. See “Notes Payable and Stock Issued to Mr. Trott” (see page 8) for more information.

During 2010, NDeX made distributions to Mr. Trott and the other Trott Sellers in the aggregate amount of $111,357. These distributions reflected the members’ shares of December 2009 earnings. No further distributions were made because (as discussed below) their remaining membership interests were sold to Dolan APC, LLC in January 2010.

The December 2009 and January 2010 sales of interest in NDeX stemmed from the terms of NDeX’s amended and restated operating agreement, under which the Trott Sellers had the right until February 7, 2010, to require NDeX to repurchase all or any portion of its membership interests at a purchase price based on 6.25 times NDeX’s trailing 12-month earnings before interest, depreciation and amortization, less the aggregate amount of any interest-bearing indebtedness outstanding for NDeX as of the date of such repurchase. This put right expired when the Trott Sellers sold all of their interest in NDeX in January 2010.

Services Agreement. During the year ended December 31, 2011, Trott & Trott was one of NDeX’s eight law firm customers. In 2011, Trott & Trott was NDeX’s second largest law firm customer, accounting for 26% of our mortgage default processing services revenues. NDeX’s relationship with Trott & Trott is governed by a services agreement dated March 14, 2006. The services agreement provides for the exclusive referral of files from Trott & Trott to NDeX for servicing, unless Trott & Trott is otherwise directed by its clients. The services agreement is for an initial term of 15 years, with the term to be automatically extended for up to two successive 10-year periods unless either party provides the other party with written notice of its intention not to extend the initial or extended term then in effect. During 2011, NDeX was paid a fixed fee for each file its customers directed NDeX to process, with the amount of such fixed fee being based upon the type of file (e.g., foreclosure, bankruptcy, eviction or litigation). For the year ended December 31, 2011, NDeX received revenues of $33.3 million from fees for mortgage default processing services by Trott & Trott, which takes into account an increase in the fees Trott & Trott pays to us that took effect in January 2011. The success of our mortgage default processing services business is tied to the number of files that Trott & Trott and NDeX’s other customers receive from their mortgage lender and loan servicer clients or that NDeX receives directly from its customers related to residential real estate in California. We therefore rely upon Mr. Trott, who through Trott & Trott developed and maintains relationships with a substantial number of Trott & Trott’s clients, to attract additional business from its current and/or new clients.

Detroit Legal News Publishing. We own 35% of the membership interests in The Detroit Legal News Publishing Company, or DLNP, the publisher of Detroit Legal News. Mr. Trott and his family members indirectly own 80% of Legal Press, LLC, which is the holder of 10% of the membership interests in DLNP.

In November 2005, DLNP entered into an agreement with Trott & Trott pursuant to which Trott & Trott agreed to forward to DLNP for publication all legal notices that Trott & Trott is required to publish on behalf of its mortgage default clients in Michigan. As a result, DLNP, directly or through its statewide network, causes to be published all public notices required to be filed in connection with files serviced by NDeX for Trott & Trott that involve foreclosures in Michigan. DLNP also agreed that it would provide certain other services for Trott & Trott, including attending foreclosure sales, bidding on real property and recording of sheriff’s deeds in connection with foreclosure sales. In exchange for the services provided by DLNP under the agreement, Trott & Trott pays DLNP according to fees agreed to by the parties from time to time. These fees are not permitted to exceed the customary fee that DLNP charges its other customers. In 2011, Trott & Trott paid DLNP $16.4 million to post foreclosure notices in Detroit Legal News and for other related services. The agreement terminates on December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC, or its successor, is no longer a member of DLNP), but Trott & Trott may terminate the agreement at any time upon the failure by DLNP to cure a material breach of its obligations under the agreement. DLNP maintains a small number of its clerical employees at the offices of Trott & Trott to facilitate the provision of services for Trott & Trott.

In November 2005, DLNP entered into a consulting agreement with Mr. Trott whereby Mr. Trott agreed to provide consulting services related to the business of DLNP for a term lasting until December 31, 2015. The agreement may be terminated by either party prior to December 31, 2015, in the event of a material breach by either party or in the event the number of foreclosure notices submitted to DLNP by Trott & Trott is less than 1,000 in any calendar year during the term of the agreement. Under the consulting agreement, DLNP agreed to obtain, for its benefit, an insurance policy on the life of Mr. Trott in the amount of $15 million for a term of 15 years. In exchange for the consulting services provided to DLNP, Mr. Trott is entitled to receive a consulting fee equal to the lesser of (1) $500,000 or (2) the amount equal to 7% of DLNP’s net income less the amount paid by DLNP for the life insurance policy. In 2011, Mr. Trott was paid $483,974 in fees by DLNP for his consulting services. In addition to the fees Mr. Trott receives under the consulting agreement, DLNP also pays Mr. Trott an annual salary of $20,000.

Notes Payable and Stock Issued to Mr. Trott. In connection with the sale to us of his aggregate 5.1% ownership interest in NDeX in the two transactions on December 31, 2009 and January 4, 2010, we issued

168,644 shares of our common stock, having an aggregate fair market value at the time of issuance of $1.8 million, to Mr. Trott and agreed to pay him $8.8 million (exclusive of interest on $2.0 million of the balance payable beginning August 1, 2010). Through March 31, 2012, we will have paid him $8.3 million, including interest. We will pay the remaining $0.7 million balance, including interest accruing at a rate of 4.25%, in equal monthly installments through December 1, 2012. This transaction was approved by our board of directors (rather than our audit committee as is generally described above).

Net Director. Mr. Trott owns 11.1% of the membership interests in Net Director, LLC, which provides an information clearing house service used by NDeX. NDeX paid Net Director approximately $222,000 for these services in 2011. The Barrett law firm, NDeX’s largest customer, also owns a 5% interest in Net Director.

Lease of Office Space. On April 1, 2007, NDeX began subleasing approximately an aggregate 30,000 square feet in suburban Detroit, Michigan from Trott & Trott at a rate of $10.50 per square foot, triple net, under subleases set to expire on March 31, 2012, but which are expected to be renewed on terms at least as favorable to NDeX. During 2011, NDeX paid Trott & Trott a total of $661,741 in lease payments. Trott & Trott leases this space from NW13, LLC, a limited liability company in which Mr. Trott owns 75% of the membership interests.

Employment of Mr. Dolan’s Spouse

James P. Dolan’s spouse administers Dolan Media Newswires, our Internet-based, subscription newswire and is our employee. In 2011, we paid $70,088 to Sylvia Dolan for her services, and granted 1,214 stock options with a grant date fair value of $5,572. She owns a total of 18,737 shares of our common stock (including 492 shares of restricted stock that are not yet vested and vested options to acquire 1,956 shares of our common stock). Mr. Dolan disclaims beneficial ownership of all shares Mrs. Dolan owns, including shares she could own pursuant to the exercise of any stock options.

BOARD COMMITTEES AND COMMITTEE MEMBERSHIP

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, and the charters for these committees are available under the Investor Relations section of our web site at www.thedolancompany.com. Our board may establish other committees from time to time to facilitate the management of The Dolan Company.

During 2011, our board of directors held seven meetings. During 2011, each incumbent director attended at least 75% of all of the board meetings and meetings of committees on which he or she served. In fact, all board members attended all board meetings and all committee members attended all meetings, with the exception that one committee member missed one special meeting.

Our practice is that all directors attend our annual meeting unless a director is unable to attend due to illness, other emergency or because his or her term is ending and he or she has not been nominated for re-election to the board. All directors attended our 2011 annual meeting.

Mr. Christianson serves on the boards of more than three other public companies. Our board has determined that his service as a director on these other boards does not impair his ability to serve us effectively as our lead director.

The following table describes the composition of each of the board’s standing committees during the year ended December 31, 2011. In accordance with our corporate governance guidelines and the requirements of the New York Stock Exchange, each of our committees consists solely of independent directors.

Name	Audit	Compensation	Nominating and Corporate Governance
John C. Bergstrom		C	X
Anton J. Christianson			C
Bill L. Fairfield	X (1)
Arthur F. Kingsbury	X	X
Jacques Massicotte	X (1)
Lauren Rich Fine		X	X
George Rossi	C
Gary H. Stern			X

X=member; C=chair

(1)	Mr. Massicotte served on our audit committee until January 27, 2011, when he resigned from the board and the audit committee. On January 27, 2011, Bill L. Fairfield was appointed to the board and replaced Mr. Massicotte on the audit committee.

Audit Committee

In 2011, the audit committee met four times. Our audit committee oversees a broad range of issues relating to our accounting and financial reporting processes and audits of our financial statements. More particularly, our audit committee:

•

assists our board in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm;

•	appoints, compensates, retains and oversees the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services;

•	oversees the work of our internal auditor;

•	prepares the audit committee report that SEC rules require be included in this proxy statement; and

•	evaluates our financial risk exposure and plans we have implemented to monitor and mitigate these risks.

The audit committee reviews and approves all engagement letters between our independent registered public accounting firm and us. Please refer to our discussion on the audit committee’s “Policy on Pre-Approval of Audit and Permissible Non-Audit Services” later in this proxy statement for more information about the audit committee’s policies and practices related to the approval of services our independent registered public accounting firm performs for us. The audit committee also reviews all related party transactions (unless it has elevated a transaction to our board for its review and consideration) and resolves conflicts of interest involving our directors, executive officers and the company. Please refer to “Related Party Transactions and Policies” for more detailed information about how we address transactions between our directors, executive officers, other related persons and the company. Our audit committee is responsible for receiving and investigating complaints or reports regarding our accounting practices, internal controls and financial matters and has developed procedures that allow our employees to anonymously and/or confidentially communicate these concerns directly to our audit committee.

Our board has determined that each member of the audit committee is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and our corporate governance guidelines. The board also has determined that, as required by the audit committee’s charter, each member is financially literate and no member serves on the audit committees of more than three public companies. Each member also is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee

In 2011, the compensation committee met six times. The compensation committee reviews our compensation practices and policies and approves the compensation plans of our executive officers and key employees. More particularly, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives for Mr. Dolan and our other executive officers;

•

evaluating Mr. Dolan’s and, with the assistance of Mr. Dolan, our other executive officers’ performance in relation to those goals and objectives and determining and approving Mr. Dolan’s and our other executive officers’ compensation based on that evaluation;

•

administering all of our equity-based and other incentive compensation plans and determining all awards granted under our equity-based and other incentive compensation plans, except for grants to non-employee directors under these plans;

•	reviewing and recommending for our board’s approval, directors fees, committee fees, equity-based compensation and other amounts we pay to our non-employee directors for their service as a director;

•	overseeing our policies to preserve tax deductibility of our executive compensation programs;

•	reviewing our compensation policies and practices for risk; and

•

reviewing and discussing with senior management the Compensation Discussion and Analysis required by SEC’s disclosure rules for executive compensation and furnishing a report for inclusion in our proxy statement.

In addition, the compensation committee reviews all employment, severance and change-in-control agreements for our chief executive officer and other executive officers, approves those agreements for the chief executive officer and either approves, or recommends for approval by the board, those agreements for other executive officers. The compensation committee also periodically reviews our equity-based and other incentive compensation plans and makes recommendations to our board regarding those plans. In determining the compensation of our executive officers and awards under our incentive compensation plans other than for our chief executive officer, the compensation committee considers the recommendations of Mr. Dolan, our chief executive officer. The compensation committee believes that Mr. Dolan is in the best position to regularly evaluate the performance of the other executive officers and our other employees.

The compensation committee regularly engages third-party consultants to assist it in making decisions about executive compensation, our equity-based and other incentive compensation plans and other compensation-related matters. During 2011, the compensation committee engaged Meridian Compensation Partners’ (“Meridian” herein), a compensation consulting firm, to advise the compensation committee on approaches and methods of granting discretionary incentives and other executive pay issues relating to pay-for-performance and comparisons to peer groups. In prior years, the compensation committee engaged Meridian to assist the compensation committee in analyzing executive compensation, designing executive compensation plans and conducting a peer analysis. The compensation committee expects to continue to conduct periodic peer company analyses to ensure that our executive compensation is benchmarked against the compensation practices of similar companies.

You should refer to our “Compensation Discussion and Analysis” later in this proxy statement for more information about our compensation committee’s use of Meridian and for additional information on the compensation committee’s processes and practices relating to the compensation of our board and executive officers.

Our board has determined that each member of the compensation committee is “independent” under the New York Stock Exchange listing standards and our corporate governance guidelines. Our board also has determined that each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and as an “outside director” under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

In 2011, our nominating and corporate governance committee met five times. Our nominating and corporate governance committee:

•	oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors;

•	advises our board of directors with respect to board composition, procedures and committees;

•	recommends directors to serve on each committee;

•	oversees the evaluation of our board of directors and our management; and

•	develops, reviews and recommends corporate governance guidelines, code of ethics and other similar company policies.

Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under the New York Stock Exchange listing standards and our company’s corporate governance guidelines.

Company’s Leadership Structure, Lead Independent Director and Executive Sessions

Our corporate governance guidelines require our board to select its chairman and our chief executive officer in a way that it considers to be in our best interests. Our board believes that effective leadership can be achieved either by combining or by separating the chairman and chief executive officer positions as long as the structure encourages the free and open dialogue of competing views and provides for strong oversight of management. Our board believes that the decision of whether to combine or separate these positions depends upon the particular circumstances at a given time. Accordingly, our board has no policy with respect to separating the offices of chairman and chief executive officer, believing that this issue is part of our succession planning and that it is in our best interests for the board to determine who should serve as chairman of the board whenever it elects a new chief executive officer and based on any other relevant circumstances presented at any time.

Since 1992, Mr. Dolan has served as both the chairman of our board of directors and our chief executive officer. Our board believes Mr. Dolan is in the best position to serve as its chairman because he is very familiar with our business and the industries we serve and is most capable of effectively identifying the opportunities (including potential acquisitions) and challenges we face. Because of his long service to us as both chief executive officer and chairman, our board believes that Mr. Dolan is in the best position to lead robust discussions on and execute on our operating strategy and to develop agendas to ensure our board is focusing on issues most important to our long-term growth. Mr. Dolan has proven to have high integrity, a willingness to solicit and entertain diverse views, and a successful corporate vision. For all of these reasons, our board has determined that currently the most effective leadership structure is to have Mr. Dolan lead both the company as chief executive officer and our board as chairman.

Our independent directors have designated Mr. Christianson, the chair of our nominating and corporate governance committee, to serve as the board’s lead independent director for an indefinite term. Mr. Christianson sets the agenda for and presides over all executive sessions of the non-employee directors of our board. In addition, Mr. Christianson would be a member of any team formed to deal with a company crisis, and he performs duties our board delegates to him to assist it in fulfilling its responsibilities to the company. Our board meets consistently in executive session without Mr. Dolan and other members of our management team, and Mr. Christianson acts as the board’s liaison in discussing matters raised in these sessions with Mr. Dolan and other members of our management team. Our board committees also regularly meet in executive session without Mr. Dolan present.

We believe that our current leadership structure—in which a single person with the knowledge, skills, experience, integrity and vision, such as those possessed by Mr. Dolan, sets the tone and has primary responsibility for managing operations—allows for decisive leadership and ensures that we communicate our strategy clearly and consistently to our stockholders, employees, customers and other stakeholders. We believe our leadership structure provides effective oversight of our board for at least the following reasons:

•	Mr. Christianson is a strong, experienced, independent lead director who is dedicated to our company and its stockholders;

•	All seven directors other than Mr. Dolan are independent;

•	Our directors have a broad range of skills and experience and work well together to provide leadership and strategic direction to manage the company and maximize long-term value for our stockholders;

•	Our board has established and follows detailed corporate governance guidelines and committee charters;

•	Our board regularly and rigorously reviews the leadership structure and assesses its effectiveness;

•	Each of our board committees is made up entirely of independent directors;

•	Our independent directors meet regularly in executive session (including during each regularly scheduled in-person meeting in 2011); and

•	Our compensation committee annually reviews Mr. Dolan’s performance as our chief executive officer, president, and chairman.

Board’s Role in Risk Oversight

From time to time we are exposed to risks, including strategic, operational, financial, regulatory, and compliance risks. Our management has created an enterprise-wide risk management process to identify, monitor and evaluate these risks. Our board of directors is responsible for overseeing our risk management process and ensuring that this process is adequate to effectively manage the risks we face. Annually, our board reviews the risk assessments undertaken by our management team and assists us in ensuring that we have policies and practices in place to mitigate potential risks we have identified.

While our board is ultimately responsible for overseeing risk management, our audit committee assists our board in fulfilling this responsibility by working with our management team to assess our financial risk exposure and plans we have implemented to monitor and mitigate these risks. The risks reviewed include threatened and pending litigation, published reports that raise material issues regarding our financial statements or accounting policies, tax matters, legal and regulatory compliance, and matters that could materially impact our internal control over financial reporting, disclosure controls and financial reporting. At each audit committee meeting, our chief financial officer reports to the audit committee on these and other enterprise risks we face, highlighting any new risks that have arisen. Our audit committee updates the board on these discussions and results of risk assessments. The audit committee ensures that our management updates and presents its enterprise risk assessment to the board at least annually. We have designed the audit committee’s role in risk management oversight to provide our board visibility into the risks we face and strategies we employ to manage them.

In addition, our compensation committee evaluates the compensation programs and practices for key employees to ensure these programs are designed so they are incentivized to make decisions that lead to long-term value for our stockholders, without encouraging excessive risks and behavior likely to have a material adverse effect on the company.

Director Compensation

The following table provides information for the year ended December 31, 2011, regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a director during 2011. Mr. Dolan, who is also our chief executive officer, does not receive additional compensation for his service as a director. See “Executive Compensation—Summary Compensation Table” in this proxy statement for information about compensation to Mr. Dolan during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Stock Awards (2)	All Other Compensation (3)	Total
John C. Bergstrom	$59,050	$36,685	$—	$5,225	$100,960
Anton J. Christianson	50,600	33,325	—	—	83,925
Bill L. Fairfield	39,747	31,470	79,683		150,900
Arthur F. Kingsbury	51,375		47,265	10,485	109,125
Jacques Massicotte	2,853		—	—	2,853
Lauren Rich Fine	51,375		47,265	—	98,640
George Rossi	50,600		45,990	—	96,590
Gary H. Stern	42,600		38,864	—	81,464

(1)	The cash amounts listed above reflect fees earned by each director in 2011. The amounts earned by directors in the fourth quarter of each year are paid in the first quarter of the next year, thus, in fiscal year 2011, directors received cash payments for service in the fourth quarter of 2010, and the fees earned in the fourth quarter of 2011 were not paid until the first quarter of 2012.

(2)	We calculated the amounts in these columns, which represent the aggregate grant date fair value of the equity awards, using the provisions of FASB ASC Topic 718. See Note 18 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies and Estimates—Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2011, that we filed with the SEC on March 9, 2012, for information regarding the assumptions used in the valuation of equity awards. On February 24, 2011, upon joining the board, we granted to Mr. Fairfield 5,836 non-qualified options to purchase our common stock with an exercise price equal to $12.74 per share, and a grant date fair value of $31,470, plus 3,204 shares of restricted stock, with a grant date fair value of $40,819 The options and restricted stock vest in four equal annual installments beginning on February 24, 2012, and the options terminate seven years after the grant date. On May 17, 2011, we granted to each non-employee director non-qualified options to purchase our common stock, or restricted stock, or a combination of non-qualified options to purchase our common stock and restricted stock as follows:

Name	Number of Shares of Stock	Number of Shares Subject to Options
John C. Bergstrom	—	8,419
Anton J. Christianson	—	7,648
Bill L. Fairfield	3,719	—
Arthur F. Kingsbury	4,523	—
Lauren Rich Fine	4,523	—
George Rossi	4,401	—
Gary H. Stern	3,719	—

The options have an exercise price equal to $10.45 per share, the closing share price of our common stock on the grant date, which was also the date of our 2011 annual meeting. The number of options we granted to each non-employee director had a target economic value that was 100% of the annual retainer and attendance fees we expected to make to these directors during the 2011 calendar year. The compensation committee determined the target economic value in the same manner as described for the named executive officers in “Long-Term Equity Incentive Compensation” later in this proxy statement. 25% of these stock options and restricted stock vested immediately upon grant and an additional 25% will vest upon each of the three one-year anniversaries of grant, assuming continued service as a director on each of the vesting dates. The stock options terminate seven years after the grant date. We allowed our directors to decide at the time of the annual equity grant whether they wanted their grant in options, restricted stock, or a combination, as detailed on page 15.

Each of our non-employee directors who served in 2011 had the following stock awards outstanding at December 31, 2011:

Name	Options Outstanding	Unvested Restricted Shares	TOTAL Options and Unvested Restricted Shares Outstanding
John C. Bergstrom	43,493	—	43,493
Anton J. Christianson	41,055	—	41,055
Bill L. Fairfield	5,836	5,994	11,830
Arthur F. Kingsbury	20,251	5,113	25,364
Jacques Massicotte	—	—	—
Lauren Rich Fine	20,251	5,113	25,364
George Rossi	28,067	4,975	33,042
Gary H. Stern	12,558	4,204	16,762

(3)	We offer medical coverage under our general medical insurance plan to our directors at no cost to them. During 2011, Messrs. Bergstrom and Kingsbury were the only directors who participated in our group health plan. We self-insure for health insurance and the amount shown is the gross amount of premiums we paid on behalf of these two directors.

The table below describes the cash fees we paid to each non-employee director for services as a director and as a committee member for the year ended December 31, 2011. The compensation committee reviews the payments we make to directors for serving on our board and committees and recommends proposed changes to our board for approval on an annual basis. From time to time, the compensation committee collects and reviews information about director compensation for comparable public companies. In determining the board fees for 2011, the compensation committee reviewed and considered information provided by Meridian. For 2011, the compensation committee did not recommend an increase in director fees.

Type of Fee	Amount of Fee 2011
Annual Retainer (Board Services) (1)	$26,000
In-Person Board Meetings	1,400
Telephone Board Meetings	600
Annual Retainer (Committee Services) (1)	5,200
Annual Committee Chair Retainer (1)	8,000
In-Person Committee Meetings	650
Telephone Committee Meetings	325

(1)	We pay annual retainers for board, committee and committee chair services in equal quarterly installments.

Until May 2011, all non-employee directors could choose to be granted 100% non-qualified stock options or 50% non-qualified stock options and 50% restricted stock, non-employee director equity grants vested 25% annually beginning on the one-year anniversary of the grant (assuming continued service as a director on each of the vesting dates), non-employee director equity grants did not accelerate vesting upon termination from the board, and each new non-employee director received an upfront equity grant with an economic value equal to 200% of expected first year cash director fees. For example, in the first quarter of 2011, we granted non-qualified stock options for 5,836 shares and restricted stock in the amount of 3,204 shares to Bill L. Fairfield, who was appointed to our board in January. The equity grants had a total target economic value of $87,250, which was 200% of the cash fees we expected to pay him during 2011, and they vest based on continued service on our board by Mr. Fairfield in four equal annual installments, beginning on the first anniversary of the grant date.

In May 2011, our board of directors implemented the compensation committee’s recommendation that all non-employee directors could choose to receive the economic value of their equity grants in the form of 100% non-qualified stock options, 100% restricted stock, or 50% non-qualified stock options and 50% restricted stock (for initial grants for new directors and annual grants for continuing directors), that non-employee director equity grants vest 25% immediately upon grant with the remaining grant vesting annually over the next three grant date anniversaries (assuming continued service as a director on each of the vesting dates), that non-employee director equity grants accelerate vesting upon any non-employee directors’ termination from the board for any reason (other than for cause as referenced in the Company’s certificate of incorporation or as otherwise provided by law) after serving at least five years as a director of the Company, and that each new non-employee director would receive an initial equity grant with an economic value equal to 100% of expected first year cash director fees for that director (taking into account service on any committees), plus a prorated amount of such first year fees based on the length of time between the date of appointment to the board and the next annual grant date. The date of annual awards for continuing directors remains the date of each regular annual stockholders meeting (assuming such director is elected at the meeting or otherwise continues to serve). We used a formula that provided for awards with a certain targeted economic value, calculated in the same manner as described for the named executive officers in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” later in this proxy statement.

In February 2012, our board of directors approved the compensation committee’s recommendation that future equity awards for all non-employee directors will be in the form of restricted stock as follows: (1) each new non-employee director receives an upfront restricted stock award with a compensation value equal to: (i) $50,000, plus (ii) the prorated amount of $50,000 based on the length of time between the date of appointment to the Board and the next annual award date; and (2) each continuing non-employee director receives coincident with the annual stockholders meeting a restricted stock award with a compensation value of $50,000. In previous years the target economic value was specific to each director’s expected yearly fees, but we have determined to provide the same value to each director, which is consistent with marketplace practices and advice from our compensation consultant, and we chose $50,000 because it is consistent with our past ranges. Also, an annual lead director retainer of $8,000 was added and will be paid in equal quarterly installments. Cash fees were otherwise unchanged.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or board committee responsibilities. We also offer medical coverage under our self-insured medical plan to our directors at no cost to them. We encourage director education and training and reimburse non-employee directors up to $5,000 annually for such expenses.

Stock Ownership Guidelines for Non-Employee Directors

In 2011 our board of directors clarified the stock ownership guidelines for directors and officers to refine how they apply to new officers or directors. The guidelines continue to require each new officer or director to be phased in over five years, and they now make explicit that the first year of the five-year phase-in period begins January 1 following the individual’s first full year with the company. The ownership guidelines continue to require non-employee directors to own shares of our common stock having a target value at least equal to 300% of the annual retainer for board services within a five-year phase-in period. Pursuant to the five-year phase-in period, once the five-year phase-in period begins, share ownership levels should increase by 20% each year, so that the target value is met by January 1 of the fifth year. Each of our non-employee directors appointed before January 2010 (which does not include Mr. Stern or Mr. Fairfield) began their five-year phase-in period on January 1, 2010, and was required to own shares of our common stock having a value at least equal to 60% of their target level by January 1, 2012, and will be required to own 100% of the target level by January 1, 2014. “Target level” means 300% of the annual retainer for board services that we expect to pay our non-employee directors during the calendar year in which the measurement date occurs. For example, for our non-employee directors (except Mr. Stern and Mr. Fairfield) to fully comply with our ownership guidelines on January 1, 2014, such directors would need to own shares of our common stock having a value at least equal to 300% of the annual retainer for board services that we expect to pay our non-employee directors in 2014. For Mr. Stern, who joined our board in January 2010, the first measurement date of the five-year phase-in is January 1, 2012, and for Mr. Fairfield, who joined our board in January 2011, the first measurement date of the five-year phase-in is January 1, 2013.

For purposes of satisfying these guidelines, the non-employee directors may use stock they own directly, stock for which they have investment and/or voting control, and shares of restricted stock that we grant to them in connection with their service as directors. As of the date of this proxy statement, all of our non-employee directors meet their phase-in requirements of holding at least the targeted number of shares of our common stock.

Our named executive officers are also subject to similar stock ownership guidelines. Please refer to “Compensation Discussion and Analysis—Policies Related to Compensation—Stock Ownership Guidelines” for more information.

Director Independence

Our policies require our board to consist of a majority of directors who are independent and our audit, compensation, and nominating and corporate governance committees to consist solely of independent directors. A director is “independent” if our board, as a whole, affirmatively determines that the director has no material relationship with us (or our consolidated subsidiaries) either directly or as a partner, shareholder or officer of an organization that has a relationship with us (or our consolidated subsidiaries). In determining whether a relationship is material and thus whether a director is independent, our board uses the “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listed Company Manual. In addition, our board also has adopted specific independence guidelines that conform to and augment the independence tests prescribed by the New York Stock Exchange. These independence guidelines are part of our corporate governance guidelines, which are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com, and include the following independence tests in addition to those of the NYSE: i) a director, or a member of a director’s immediate family, is or has been indebted to us (or any of our consolidated subsidiaries) in an amount that at any time exceeds $120,000 or such indebtedness is not on arm’s-length terms; and ii) a director, or a member of a director’s immediate family, is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for us (or any of our consolidated subsidiaries), and payments made by us (or any of our consolidated subsidiaries) to the firm in any single year exceed the greater of $1 million or 1% of our or the firm’s consolidated gross revenues. In addition, in considering whether a director is independent, our board reviews independence tests under Section 162(m) of the Internal Revenue Code.

In addition, a director who is a member of the company’s audit committee must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and be “financially literate” (as required of all audit committee members under Section 303A.07 of the NYSE Listed Company Manual). In addition, at least one audit committee member must be an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.

In addition to applying the NYSE independence tests and our independence guidelines, the board considers all relevant facts and circumstances, and considers independence from the standpoints of the director and of the person/organization affiliated with the director.

In accordance with these guidelines, our board undertook its annual review of director independence during its July 2011 meeting. During this review, our board considered transactions and relationships between each director (or any member of his or her immediate family) and the company and our consolidated subsidiaries. Our board also considered whether there were any transactions or relationships involving directors or members of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). For example, the board reviewed relationships between Messrs. Bergstrom, Christianson and Dolan, who also serve together on the board of directors of Peoples Educational Holdings, Inc. (NASDAQ: PEDH). Based on its review, our board determined that no proscribed transactions or relationships existed.

Our board has affirmatively determined that each of the non-employee directors who served on our board in 2011 is independent. The board has also determined that no members of the audit committee received any compensation from the company other than directors’ fees (and, in the case of Mr. Kingsbury, medical benefits) for at least the last three years.

Director Nominations

Our nominating and corporate governance committee is responsible for conducting searches and identifying, reviewing and evaluating candidates for election to our board. In addition to identifying their own candidates, the nominating and corporate governance committee also considers candidates suggested by stockholders. If you are interested in recommending a person to serve as a director of our company at our 2013 annual meeting, you must notify the corporate secretary in writing no sooner than December 18, 2012 and no later than February 16, 2013. Your recommendation should include biographical information about your proposed candidate as well as the supporting information required by our bylaws and our corporate governance guidelines, including: (1) information regarding any stockholder associated with you; (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into; and (3) a description of any agreement, arrangement or understanding that your proposed candidate is a party to (or intends to become a party to) with respect to how your proposed candidate, if elected, will act or vote on any issue coming before our board or pursuant to which another person will compensate or indemnify your proposed candidate, if elected, for his or her service as our director.

The nominating and corporate governance committee will review and evaluate your proposed candidate, along with any potential candidates the nominating and corporate governance committee has identified through its candidate searches. Provided that you have timely submitted your candidate in accordance with our bylaws, the nominating and corporate governance committee will give appropriate consideration to your candidate as it does to our other candidates. After evaluating all the candidates, the nominating and corporate governance committee will recommend candidates to our board to be included as our board’s nominees for our next annual meeting. The nominating and corporate governance committee makes its recommendations based upon the director criteria described in our corporate governance guidelines. Our guidelines require that our directors possess the highest personal and professional ethics, have sufficient time to carry out their duties and responsibilities effectively, and be committed to serving on our board for an extended period of time. In addition, the nominating and corporate governance committee considers the candidate’s experience, business skills, judgment and the existence of conflicts of interest between the candidate and us. In addition, although our board does not have a written policy with regard to the consideration of diversity in identifying director nominees, among the many factors that our nominating and corporate governance committee carefully considers are the benefits to us of diversity, including gender and racial diversity, in board composition.

Our bylaws are available on the SEC’s web site (www.sec.gov) as Exhibit 3.2 to the Form 8-K filed with the SEC on December 18, 2008. Our corporate governance guidelines are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com. You may also request copies of the bylaws and corporate governance guidelines by sending a written request to our corporate secretary. Please refer to “Communications with the Company and our Board” below for information about how to request information from our corporate secretary and the address for sending your candidates for consideration by our nominating and corporate governance committee.

Alternatively, if you intend to attend the annual meeting in person or virtually via the Internet and would like to nominate a candidate for election by the stockholders at that meeting (in cases where our board does not intend to nominate your candidate or you have not timely requested that the nominating and corporate governance committee consider your candidate for inclusion in our board’s slate of nominees), you must comply with the procedures set forth in our bylaws and corporate governance guidelines regarding director nominations. Please also see “Requirements for Submission of Stockholder Proposals” below for information about these procedures.

Requirements for Submission of Stockholder Proposals

If you intend to bring business appropriate for stockholder action at our 2013 annual meeting and intend to have your stockholder proposal (other than a nominee for election to our board) considered for inclusion in our proxy materials, our corporate secretary must receive your stockholder proposal no later than 5:00 p.m. central standard time, December 5, 2012. You should send your proposals by registered, certified or express mail, courier, electronic mail or other means that allow you to determine when we received the notice and/or proposal, addressed to the corporate secretary at the address set forth in “Communications with the Company and our Board” below. Your proposal must contain the information required by our bylaws, including: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. In addition, you must also comply with Rule 14a-8 of the Securities Exchange Act and other applicable SEC rules regarding the inclusion of your proposal in company-sponsored proxy materials.

Alternatively, if you intend to present a proposal at the 2013 annual meeting (including nominating a candidate for election by our stockholders to our board) but do not wish to have it included in our proxy materials, you still must comply with the advance notice and other requirements in our bylaws. The bylaws require, among other things, that you give written notice of proposals to our corporate secretary no sooner than December 18, 2012, and no later than February 16, 2013. The written notice must contain the information required by our bylaws including: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. The advance notice requirements and the procedures set forth in our bylaws are the sole and exclusive means for you to propose business to be heard at our stockholders meetings.

If our corporate secretary receives your proposal after the deadlines set forth above, your proposal will not be acted upon at our 2013 annual meeting, and (if applicable) will not be included in our proxy materials.

Communications with the Company and our Board

If you would like to communicate with a member of the board of directors, you may send a letter or an email to our board of directors addressed as follows:

By mail or courier:	The Dolan Company
Board of Directors
Attn: Corporate Secretary
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402

By email:	secretary@thedolancompany.com
Subject Line: Communication for Board of Directors

Please include the following information in your communication to our board: (1) your address, telephone number and email address (if you have one); (2) if you are a stockholder, a statement of the type and amount of securities you own; (3) if you are not a stockholder, the nature of your interest in us; and (4) any special interest you have in the subject matter of your communication to our board.

Our corporate secretary reviews all correspondence to our board and regularly forwards to our board a summary of correspondence or copies of correspondence that relates to the functions of our board or its committees. These matters include communications regarding governance matters or potential accounting, control or auditing concerns. Our corporate secretary will not forward other communications to our board; however, our corporate secretary may update our chairman of our board with a brief description of communications received but not forwarded to our board.

To request copies of our corporate governance documents, including our committee charters, or to otherwise communicate with our corporate secretary, please send a written request to our corporate secretary at our executive offices, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402 or by email to secretary@thedolancompany.com.

PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes as follows: Class I (3 directors), Class II (2 directors) and Class III (3 directors). Members in each class are elected to serve for three-year terms.

Our board has nominated the Class II directors, Anton J. Christianson and Bill L. Fairfield, for re-election to the board of directors to serve until the 2015 annual meeting and until their respective successors are elected and qualified, subject to their earlier death, resignation, retirement or removal. Anton J. Christianson and Bill L. Fairfield are independent directors.

Each of Anton J. Christianson and Bill L. Fairfield has consented to his respective nomination in this proxy statement and each has indicated that he is willing to serve as a director, if elected. If either of Anton J. Christianson and Bill L. Fairfield becomes unable or declines to serve before the election at our annual meeting, the proxies may vote any shares represented by proxy that are voted in favor of Anton J. Christianson and Bill L. Fairfield for a substitute nominee the board has designated unless our board has decided to leave the director position vacant or reduce the size of our board.

Nominees for Director for Three-Year Term Ending at 2015 Annual Meeting

Class II Directors

Anton J. Christianson, age 59, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Since October 1980, he has served as the chairman and managing partner of Cherry Tree Companies, a firm involved in investment management and investment banking. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC and Adam Smith Growth Partners, L.P. Mr. Christianson also serves as a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; AmeriPride Services, Inc., a provider of customized apparel for companies; Titan Machinery, Inc. (NASDAQ: TITN), a provider of new and used farm and construction equipment; Arctic Cat, Inc. (NASDAQ:ACAT), a manufacturer of snowmobiles and related equipment; and Znomics, Inc. (NASDAQ: ZNOM), a public shell company. Mr. Christianson served as a director of Capella Education Company (NASDAQ: CPLA) from 1993 to 2006 and Fair Isaac Corporation (NYSE:FICO) from 1999 to 2009. Because Mr. Christianson has served us for nearly 20 years, he brings extensive knowledge about our business, industries, growth opportunities and risks. In addition to his perspective on our business, Mr. Christianson offers vast business experience growing and managing companies, and he offers valuable insights regarding investor relations, business and capital strategy, and corporate governance. He currently serves as our lead independent director.

Bill L. Fairfield, age 65, has served as our director since January 2011. Mr. Fairfield has been chairman of DreamField Partners, a private equity capital, merchant banking, consulting and real estate family enterprise, since 2000. From 1981 to 1999, Mr. Fairfield served as president and chief executive officer, director and founder of Inacom, Corp. (formerly listed on the NYSE). He was a director of Sitel Corporation (formerly listed on the NYSE) from 1996 to 2004 and was executive vice president of Sitel Corporation from 2001 to 2004. From August 2008 to June 2010, Mr. Fairfield served as chief executive officer of InfoGroup, an industrial marketing services company, and was a director of InfoGroup from 2005 to June 2010. Mr. Fairfield currently serves as a director of The Buckle, Inc. (NYSE:BKE), a retail clothing company. Mr. Fairfield’s varied industry experiences, his leadership experience founding, growing, and managing companies, and his knowledge of corporate governance, risk management, succession planning, strategic planning and financial and operational analysis make him a valuable director.

Vote Required.

A plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote is required to elect a nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ANTON J. CHRISTIANSON AND BILL L. FAIRFIELD AS CLASS II DIRECTORS.

Directors Continuing in Office

Class III Directors (Term ends in 2013)

John C. Bergstrom, age 51, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Mr. Bergstrom has served as managing partner of RiverPoint Investments, a business and financial advisory firm, since June 1995. Mr. Bergstrom is also a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; and Znomics, Inc. (OTCBB:ZNOM), a shell public company. Mr. Bergstrom served as a director of Make Music, Inc. (NASDAQ:MMUS) from 2004 to 2006. Mr. Bergstrom also serves as a director for several private companies. Because Mr. Bergstrom has served us for nearly 20 years, he brings an extensive knowledge about our business and industry and its changes. In addition, he has built his career advising growth companies, making him a skilled adviser to us in the areas of corporate governance, executive compensation, talent management and other organizational and management matters.

James P. Dolan, age 62, has served as our president, chief executive officer and chairman of the board since July 2003, and as president, chief executive officer and chairman of the board of our predecessor company from 1992 to July 2003. From January 1989 to January 1993, Mr. Dolan served first as managing director and then executive vice president of The Jordan Group, an investment bank specializing in media. He has previously held executive positions with Kummerfeld Associates, Inc., a media mergers and acquisitions advisory firm; News Corporation; Sun-Times Company; and Centel Corp., and also was an award-winning reporter and editor at newspapers in Texas. Mr. Dolan is currently a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher. Through his long service to our company, both as our chief executive and as a director, Mr. Dolan is uniquely positioned to understand the opportunities and challenges that we face as a company and has in-depth knowledge about our core businesses and long-term growth strategies. In addition, he provides invaluable industry experience, operational skills, vision and values that are critical for leading our company as chief executive officer and our board as its chairman.

George Rossi, age 59, has served as our director since April 2005. Since 1985, Mr. Rossi has provided independent consulting services to Capital NDSL, Inc., a Montréal-based investment company. Mr. Rossi also regularly provides independent consulting services to Radio Nord Communications, a Montréal-based media company. From October 2000 through May 2002, Mr. Rossi served as senior vice president and chief financial officer, and from June 2002 through July 2003, as interim president, of CINAR Corporation, a Montréal-based children’s entertainment company. From January 1983 through September 2000, Mr. Rossi served as chief financial officer and treasurer of Radiomutuel, a Montréal-based public media company. Mr. Rossi currently serves as a director of Student Transportation of America (TSE: STB.UN), a provider of school bus transportation in the United States, and serves on the investment valuation committee of Investissement Desjardins, a Montréal-based fund. He previously served as a director for Spectra Premium, a manufacturer of fuel tanks (TSE: SPD) from 2005 to 2008, and as a director of two (previously) public companies: Kangaroo Media, a Montréal-based manufacturer and distributor of portable media devices (2006 to 2010); and OFI Income Fund, an Ottawa-based manufacturer and distributor of insulation materials (2005 to 2009). Mr. Rossi is a chartered accountant. Because of his diverse experiences and deep expertise, Mr. Rossi is well qualified to serve as a director and audit committee chair because he offers us an in-depth knowledge and understanding of financial and operational issues that are critical to the management of our company. In addition, Mr. Rossi’s experience with other public company boards makes him a valuable director.

Class I Directors (Term Ends in 2014)

Arthur F. Kingsbury, age 63, has served as our director since June 2008. Mr. Kingsbury has more than 36 years of business and financial experience in the media and communications sectors and is currently a private investor. His experience includes financial, senior executive and director positions at companies engaged in publishing, internet research, radio broadcasting, cable television, and cellular telephone communications. During his career he has been president and chief operating officer of VNU-USA, Inc., vice chairman and chief operating officer of BPI Communications, Inc., and chief financial officer of Affiliated Publications, Inc. Currently, Mr. Kingsbury also serves on the board of Solera Holdings, Inc. (NYSE: SLH), a provider of claims processing software and information for automobile insurance companies. He served as a director on the boards of HSW International (NASDAQ: HSWI) an internet publisher and web site developer from 2007 through 2011, and a variety of formerly public companies including NetRatings, Inc., a provider of web site analytics, from 2000 to 2007, and in the late 1980’s and early 1990’s, for Affiliated Publications, Inc., the former parent company of the Boston Globe, and McCaw Cellular Communications, Inc., an operator of cellular telephone systems. Mr. Kingsbury is well qualified to serve on our board because of his extensive experience in managing and leading fast-growing companies, particularly in the media and information sector.

Lauren Rich Fine, age 52, has served as our director since July 2008. Ms. Rich Fine currently is an executive search consultant at Howard & O’Brien Associates, a position she has held since November 2010. From October 2007 through December 2011, she was a practitioner in residence at Kent State University’s College of Communication and Information, teaching and helping the school develop curricula to serve the changing media landscape. From 2008 to 2009, Ms. Rich Fine was director of research at ContentNext media related newsletters and conferences. From 1986 to 2007, Ms. Rich Fine was managing director at Merrill Lynch & Co. in the Economics & Securities Research Division covering the publishing, information, advertising and online industries. During her equity research career at Merrill Lynch, Ms. Rich Fine was a ranked member of the Institutional Investor All-American Research Team for 14 years, holding the number one position for 11 years. Ms. Rich Fine serves on a number of private company directorships, and is a certified financial analyst. Her experience as an analyst, her extensive industry connections, and her deep insights into comparable fast-growing companies makes her a valuable resource on our board.

Gary H. Stern, age 67, has served as our director since January 2010. Prior to joining our board, Mr. Stern served as the president and chief executive officer of the Federal Reserve Bank of Minneapolis from 1985 until his retirement in 2009. Before joining the Federal Reserve Bank of Minneapolis as its senior vice president and director of research in 1982, he was a partner in a New York-based consulting firm and, before that, spent seven years at the Federal Reserve Bank of New York. He has also served on the faculties of Columbia University, Washington University and New York University. He also serves on several private company directorships, including Financial Industry Regulatory Authority (“FINRA”), the largest independent securities regulator in the U.S, and The Depository Trust & Clearing Corporation (“DTCC”), which provides clearing, settlement and information services for equities, bonds and other instruments. Because of his rich experience leading the Federal Reserve Bank of Minneapolis and his other extensive executive experience, Mr. Stern has a unique understanding of national economic and fiscal conditions, trends and drivers that affect our businesses.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

The previously enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), and in other related tables and disclosures in this proxy statement.

As described in our CD&A, our executive compensation policies and decisions are designed to attract, motivate and retain talented and dedicated executive officers, tie incentive compensation to the achievement of measurable corporate and individual performance objectives, motivate and reward long-term company performance, compensate our executives at levels comparable to executives at similar companies so we remain competitive in our recruiting and retain our talent, and align the interests of our executives with the long-term interests of our stockholders. To achieve these objectives, the compensation committee has designed and implemented an executive compensation program for executive officers consisting of a mix of the following items:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as the executive’s individual performance;

•	We emphasize long-term compensation equity awards (stock options and restricted stock) with a four-year vesting period to emphasize long-term performance and executive officer commitment;

•

Our annual incentive plan incorporates financial and strategic performance metrics to drive our initiatives, while the annual cash incentive program has a cap of two times the target cash incentive to manage risk and avoid excessive payments;

•	We have a thorough compensation risk assessment process to determine that our incentive compensation programs are not reasonably likely to create a material risk to the company;

•	We have executive stock ownership guidelines, which along with the design of the long-term incentive equity awards, drive long-term executive stock ownership;

•	Our change-in-control plan pays out only upon a change-in-control termination (i.e. a “double trigger”) and does not permit the payment of tax gross-ups by the company; and

•

The compensation committee regularly engages third-party consultants to compile and analyze peer group information and assist in making decisions about executive compensation, equity-based and other incentive compensation plans, and other compensation-related matters.

This advisory vote gives our stockholders the opportunity to express their views on the company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the company, the compensation committee, or our board. Our board of directors and our compensation committee value the opinions of our stockholders and we recognize the interest our shareholders have in the company’s executive compensation program. As such, we currently intend to hold an annual “say on pay” vote. While the vote is advisory, the Compensation Committee will review the results and consider the outcome in making future decisions about our executive compensation programs. Our next such advisory vote will occur at the 2013 annual meeting.

We are presenting this proposal, which gives you as a stockholder the opportunity to vote to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, That the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed McGladrey & Pullen, LLP, certified public accountants and independent registered public accounting firm, as The Dolan Company’s independent registered public accounting firm for the year ending December 31, 2012. Our audit committee has engaged McGladrey & Pullen, LLP as our independent registered accounting firm since 2003. Although it is not required by our audit committee’s charter or Delaware law, the audit committee is submitting the selection of McGladrey & Pullen, LLP for stockholders’ ratification at the annual meeting because we believe it is a good corporate practice. If the stockholders do not ratify the audit committee’s selection of McGladrey & Pullen, LLP, the audit committee will reconsider its decision, but will not be required to change its decision to appoint McGladrey & Pullen, LLP as the company’s independent registered public accounting firm. Even if our stockholders ratify this appointment, our audit committee may change this appointment at any time during the year if it determines that a change would be in the company’s or its stockholders’ best interests.

We expect representatives of McGladrey & Pullen, LLP to be present at the annual meeting. They will have an opportunity to make a statement to the stockholders if they desire, and you will have an opportunity to ask them appropriate questions.

Vote Required.

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for ratification of the audit committee’s appointment of McGladrey & Pullen, LLP, as our independent registered public accounting firm for 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MCGLADREY  & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors of The Dolan Company has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2011, with the company’s management, which has primary responsibility for the financial statements. The audit committee has discussed with the company’s independent registered public accounting firm, McGladrey & Pullen, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. Further, the audit committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by Rule 3526 of the Public Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and the audit committee has discussed with McGladrey & Pullen, LLP, the company’s registered public accounting firm, that firm’s independence.

Based upon the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in its annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee

George Rossi, chair

Bill L. Fairfield

Arthur F. Kingsbury

AUDIT COMMITTEE MATTERS

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of our consolidated financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

Audit and Non-Audit Fees
($ in thousands)
	2011	2010
Audit Fees: (1)	$775	$711
Audit Related Fees: (2)	—	25
Tax Fees: (3)	—	—
All Other Fees:	—	—

Total:	$775	$736

(1)	Audit fees are fees billed for professional services for the audit of our annual financial statements and the audit of our internal controls over financial reporting. Audit fees also include fees billed for professional services for the review of our financial statements included in our quarterly reports on Form 10-Q.

(2)	This category relates to all fees for assurance and related services that are reasonably related to the performance of our audit, including audits of acquisition targets.

(3)	McGladrey & Pullen, LLP does not provide tax compliance, tax advice, tax planning or other tax related services to us.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

As described earlier in this proxy statement, our audit committee is responsible for appointing and overseeing the work of McGladrey & Pullen, LLP, our independent registered public accounting firm, and has established the following procedures for the pre-approval of all audit, audit-related, and other permissible services that McGladrey & Pullen, LLP provides to us. At this time, McGladrey & Pullen, LLP does not provide any tax services to us.

During the first quarter of each fiscal year, the audit committee determines the type of audit, audit-related, and other permissible services that it expects McGladrey & Pullen, LLP will provide to us during that year. McGladrey & Pullen, LLP then provides the audit committee with detailed information regarding the specific services in those categories and the proposed fee structure for the fiscal year. After reviewing the information McGladrey & Pullen, LLP provides, the audit committee will pre-approve those services up to a specific fee level for that fiscal year. All other services that McGladrey & Pullen, LLP expects to provide or that exceed the pre-approved fee level require separate pre-approval from the audit committee. McGladrey & Pullen, LLP and our chief financial officer, Ms. Duncomb, submit joint requests to our audit committee for approval of services requiring the separate pre-approval of our audit committee. These requests include a joint statement, describing whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The policy authorizes our audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services. During the year ended December 31, 2011, and for the fiscal year 2012, our audit committee has delegated its pre-approval authority to its chair, Mr. Rossi. He must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Our audit committee pre-approved all audit and permissible non-audit related services that McGladrey & Pullen, LLP provided to us during the year ended December 31, 2011, in accordance with this pre-approval policy. You may request a copy of our audit committee’s pre-approval policy by writing to our corporate secretary. See “Communications with the Company and our Board” in this proxy statement for our corporate secretary’s mailing and email addresses.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their age as of the date of this proxy statement.

Name	Age	Position
James P. Dolan	62	Chairman of the Board, Chief Executive Officer and President
Vicki J. Duncomb	55	Vice President, Chief Financial Officer and Corporate Secretary
Renee L. Jackson	45	Vice President and General Counsel
Scott J. Pollei	51	Executive Vice President and Chief Operating Officer
Mark W.C. Stodder	52	Executive Vice President, Business Information
David A. Trott	51	Chairman and Chief Executive Officer, National Default Exchange

You should refer to “Class III Directors (Term ends in 2013)” earlier in this proxy statement for biographical information about our chairman, chief executive officer and president, James P. Dolan. Biographical information for our other executive officers follows.

Vicki J. Duncomb has served as our vice president and chief financial officer since August 2009. Prior to serving in this capacity, she served as our vice president, finance from July 2006 until August 2009. She has served as our corporate secretary since April 2007. From February 2000 through March 2006, Ms. Duncomb was the director of finance and operations for The McGraw-Hill Companies Healthcare Information Group, a Minnesota-based educational and professional healthcare information provider. Ms. Duncomb is on the board of directors of Commonbond Communities, a non-profit organization dedicated to affordable housing.

Renee L. Jackson has served as our vice president and general counsel since July 2010. From April 2005 to July 2010, Ms. Jackson was vice president and associate general counsel for Fair Isaac Corporation (NYSE: FICO), a leader in decision analytics and software. Before taking that position, she was a partner with the law firm of Fulbright & Jaworski LLP, where she served the Minneapolis office as administrative partner and litigation department chair. Ms. Jackson was previously a partner with the law firm of Larkin, Hoffman, Daly & Lindgren, and she began her legal career at the law firm of Dorsey & Whitney LLP in 1991. She is a frequent speaker on a variety of legal topics.

Scott J. Pollei has served as our executive vice president and chief operating officer since August 2009 and as our executive vice president and chief financial officer from December 2001 to August 2009. From January 1994 to December 2001, Mr. Pollei was our vice president of finance. Before 1994, Mr. Pollei was a senior manager at KPMG LLP. He is an inactive certified public accountant and is on the board of directors of Crescent Electric Supply Company, Habitat for Humanity of Minnesota, and Catholic Charities of St. Paul and Minneapolis.

Mark W.C. Stodder has served as our executive vice president, business information since February 2005. Prior to serving in this capacity, Mr. Stodder was our vice president, newspapers, from January 2004 to February 2005; and our vice president and publisher of the Daily Reporter Publishing Company in Milwaukee from March 1994 to January 2004. Prior to joining The Dolan Company, he held news reporting, editing and executive positions with community newspapers in Los Angeles and Colorado. Mr. Stodder is active in various newspaper, media and legislative associations. He is on the board of directors of Detroit Legal News Publishing, BringMeTheNews.com, and the National Newspaper Association. He is chairman of the Student Press Law Center, a non-profit organization which provides First Amendment education and support to student journalists. He is president of the Public Notice Resource Center, a non-profit foundation which tracks and studies public notice legislation across the country. He is a past president of American Court and Commercial Newspapers, Inc.

David A. Trott has served as chairman and chief executive officer of NDeX since September 2008, and as president from March 2006 to September 2008. In addition, Mr. Trott has served as president and managing attorney of Trott & Trott, P.C., a law firm, since January 1994, of which he is the majority shareholder. In addition, he has served as chairman and CEO of Attorneys Title Agency, LLC, a title services agency, since February 2009, and was president from 2002 to 2009. He has served on the Board of Managers of Detroit Legal News Publishing, LLC, one of Michigan’s largest legal newspaper companies, since November 2005. Mr. Trott has previously served as president of the U.S. Foreclosure Network, one of the largest organizations of foreclosure attorneys in the United States, and as president of the Default Title Division at First American Financial (NYSE: FAF). He currently serves on the University of Michigan Advisory Board, the On My Own Advisory Board, the Detroit Country Day School Board of Trustees, The Community House Board of Directors and the Karmanos Cancer Institute Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview for 2011

The compensation committee of our board of directors (for purposes of this compensation discussion and analysis: “the Committee”) has responsibility for establishing, implementing and administering our executive compensation program. In this section, we discuss certain aspects of our executive compensation program as it relates to James P. Dolan, our chairman, chief executive officer and president; Vicki J. Duncomb, our vice president and chief financial officer; and our three other most highly compensated executive officers in 2011: Scott J. Pollei, our executive vice president and chief operating officer; Renee L. Jackson, our vice president and general counsel; and Mark W.C. Stodder, our executive vice president, business information. We refer to these individuals as our “named executive officers.”

In 2011 we maintained our commitment to our pay-for-performance philosophy by delivering a significant portion of each named executive officer’s total targeted compensation in the form of long-term equity awards and by correlating short-term cash incentive payment opportunities to financial performance goals. Consequently, our named executive officers experienced decreases in the compensation they received in 2011 compared to 2010 that reflect the decreases in total revenues and income from continuing operations our company experienced in the same period. The Committee recognized, however, that decreases in our company’s financial performance were largely attributable to factors outside of the named executive officers’ control and that the executive team had a strong year in terms of strategic achievements that will position our company well for growth. The Committee took actions to mitigate the effects of poor company performance under our performance-based short-term cash incentive program by awarding certain discretionary bonuses which the Committee believed appropriately reflected the company’s and the executive team’s overall performance in a year of global economic uncertainty and significant decreases in mortgage foreclosures related to governmental review and regulation and actions of mortgage servicers. The overall effect of decisions the Committee made with respect to the named executive officers’ compensation for 2011 ultimately reflects disappointing financial results, balanced with a desire to motivate and retain those officers for their strong personal performance and achievements, which the Committee believes will benefit our stockholders.

Compensation Philosophy and Objectives

The Committee’s primary objectives with respect to executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (3) compensate our executives at levels comparable to executives at similar companies to remain competitive in our recruiting and to retain our talent, and (4) align the interests of our executives with the long-term interests of our stockholders. To achieve these objectives, the Committee has designed and implemented an executive compensation program for the named executive officers consisting of a mix of the following items:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation;

•	perquisites and other benefits; and

•	severance and change-in-control benefits.

The relative mix of compensation for the three primary components (base salary, performance-based short-term cash incentive and long-term equity incentive) for our named executive officers in 2011, both actual and targeted, is set forth in the charts below.

Determination of Compensation

In arriving at its 2011 executive compensation programs, the Committee carefully considered Meridian Compensation Partners’ (“Meridian”) analyses of the peer group compensation information (as described below), as well as the results of its performance evaluation of the named executive officers, along with individual, corporate, and marketplace factors in setting total compensation. The total compensation for each named executive officer and mix among base salary, short-term cash incentive, long-term equity-based incentive and other non-cash benefit components was reviewed as part of the Meridian study. A significant portion of total compensation is delivered in the form of performance-based compensation. In general, the Committee intends to establish total compensation packages for our named executive officers within a competitive range of the 50th percentile level for total compensation paid to executives in similar positions and with similar responsibilities at companies in our peer group. The Committee does not require total compensation for our named executive officers to fall within any specific range of the peer group.

Compensation Consultant. The Committee engaged Meridian as its independent compensation consultant to assist the Committee in benchmarking and designing executive compensation. In 2006, 2008 and 2010, Meridian, in consultation with the Committee, developed peer groups for compensation purposes composed of public companies with similar revenues and business models and of similar size, with the same type of executive talent, and generally in our company’s current mix of business. The peer group analysis done in 2010 (the “2010 Peer Group”) was used in setting executive compensation for 2011. Meridian also provided market compensation data, input on final compensation levels for each executive officer, analysis of the constitution of our peer group, and input regarding future equity grants. The Committee believes the use of a compensation consultant assists in ensuring that the company’s compensation plans are consistent with our strategic goals, our financial goals, our stockholders’ interests, and best practices.

The 2010 peer study consisted of the 2010 Peer Group companies reflected on the chart below, and these 21 companies ranged in size from $85 million to $622 million in revenues.

2010 Peer Group	Revenues (in millions) (1)
Advent Software, Inc.	$260
AMREP Corporation	120
Bottomline Technologies, Inc.	138
Cass Information Systems, Inc.	95
Concur Technologies, Inc.	248
Corporate Executive Board Company	443
CoStar Group, Inc.	210
Courier Corp.	249
Digital River, Inc.	404
EasyLink Services International Corp.	85
Epiq Systems, Inc.	239
ExlService Holdings, Inc.	186
FactSet Research Systems Inc.	622
Hill International, Inc.	422
Marchex, Inc.	93
Morningstar, Inc.	479
NIC Inc.	133
Online Resources Corp.	152
PRIMEDIA Inc.	258
Solera Holdings, Inc.	558
StarTek, Inc.	289

Median of 2010 Peer Group	248
Mean of 2010 Peer Group	271

The Dolan Company total 2009 revenues	258
The Dolan Company total 2010 revenues	307
The Dolan Company total 2011 revenues	286

(1)	The revenues for each of the above companies in our 2010 Peer Group were calculated using stockholder meeting proxy information publicly available for each company when Meridian’s peer study was issued to our compensation committee in October 2010, which included 2009 fiscal year compensation information for each of the peer companies, except the data for AMREP Corporation, Bottomline Technologies, Inc. and Solera Holdings, Inc. included 2010 fiscal year compensation information, since their 2010 fiscal years ended in the first half of 2010 and their proxy information was available.

Committee Process. Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis for the Committee to consider in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to members of executive management. The Committee also consults with its outside compensation consultant, Meridian, in making a determination of the compensation for such executive officers. The Committee leads an annual performance review process of the CEO in relation to his goals and objectives. The CEO conducts similar annual performance reviews with members of executive management, and based on these performance reviews, and taking into account individual responsibilities, performance and experience, as well as discussions with the other independent directors, the Committee finalizes its determination of the CEO’s and management’s compensation and informs the CEO of such determinations during the CEO’s final performance review.

Stockholder Vote. At our last Annual Meeting of Stockholders held on May 17, 2011, we asked our stockholders to approve, by advisory vote, the fiscal year 2010 compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with more than 99% of the votes cast being “for” approval and less than 1% of the votes cast being “against” approval. In light of the overwhelming approval by our stockholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the stockholder vote.

Compensation Components

Base Salary. Base salary is intended to reflect the executive’s skill level, knowledge base and performance record, and takes into account competitive market compensation paid by companies in our 2010 Peer Group for similar positions. The Committee reviews the base salaries of our named executive officers on an annual basis and adjusts base salaries periodically to realign salaries with the marketplace, taking into account individual responsibilities, performance and experience, and to comply with the requirements in any applicable employment agreements. The Committee determines the base salary of our president and chief executive officer, and, with input from our chief executive officer, the base salary for each executive officer below the chief executive officer level.

For the year ended December 31, 2011, the Committee established base salaries for each of the named executive officers based on a combination of the Meridian peer group analysis, other advice from Meridian, individual performance evaluations, changes in the cost of living in the area where the executive resides, company performance, and any requirements of employment agreements between us and the executives. For 2011, the increase in base salaries for our named executive officers ranged between 2 and 6 percent to meet the Committee’s overall goal of compensating our named executive officers similar to the executive officers of our 2010 Peer Group, as well as providing compensation packages that, in the Committee’s judgment, were appropriate given the competitive market for talent. The Committee also noted that the employment agreements for all of the named executive officers require a minimum increase each year at a rate based on the annual change in the consumer price index, which was 3.2 percent. See “Executive Compensation—Employment Agreements” for more information.

In January 2012, taking into consideration all of the factors noted in the previous paragraph and the 2010 Peer Group described above, the Committee established base salaries for each of the named executives for the year ending December 31, 2012, as follows:

Executive Officer	2011 Base Salary	2012 Base Salary	Percent Change (2011 to 2012)
James P. Dolan	$540,000	$561,600	4.0%
Vicki J. Duncomb	265,000	285,000	7.5%
Renee L. Jackson	256,000	281,000	9.8%
Scott J. Pollei	325,000	338,000	4.0%
Mark W.C. Stodder	245,000	254,800	4.0%

Short-Term Cash Incentives. Under our 2007 Incentive Compensation Plan, which includes a short-term cash incentive program, we provide annual short-term cash incentives to our named executive officers. Annually, the Committee establishes the target cash incentive for each named executive officer as a targeted percentage of base salary. For 2011, the targeted percentage of base salary set by the Committee was 60% for Messrs. Dolan and Pollei, and 50% for Ms. Duncomb, Ms. Jackson and Mr. Stodder. In addition, the Committee scales performance based on achieving results above or below targeted performance-metric levels. The 2011 scale provided the named executive officers with an opportunity to earn more or less than the targeted incentive amount with a threshold level of payment beginning at performance above 80% of the performance target. The maximum payout of a cash incentive is capped at two times the target cash incentive.

The table below provides the threshold cash incentive, the target cash incentive, and the maximum cash incentive that could have been earned for fiscal 2011 performance under our 2007 Incentive Compensation Plan.

Name	2011 Base Salary	Threshold Cash Incentive	Target Cash Incentive	Maximum Cash Incentive
James P. Dolan	$540,000	$ — (1)	$ 324,000 (2)	$ 648,000 (3)
Vicki J. Duncomb	265,000	— (1)	132,500 (2)	265,000 (3)
Renee L. Jackson	256,000	— (1)	128,000 (2)	256,000 (3)
Scott J. Pollei	325,000	— (1)	195,000 (2)	390,000 (3)
Mark W.C. Stodder	245,000	— (1)	122,500 (2)	245,000 (3)

(1)	The named executive officers do not earn any portion of their cash incentive if actual performance achievements are less than or equal to 80% of the individual performance targets established by the Committee. (Thus, our threshold is 80% of each performance target, but the various performance targets set for our executives do not readily lend themselves to presentation of a “threshold” cash payment for purposes of this chart.)

(2)	The named executive officers are entitled to the target cash incentive if the actual performance metrics are equal to 100% of the performance targets established by the compensation committee. For achievement of between 80% and 100% of performance targets, a scaled share of the target level incentive is paid.

(3)	Under the 2011 scale, the named executive officers are entitled to the maximum cash incentive if the actual performance is 150% of the performance target established by the compensation committee. For achievement of between 100% and 150% of targets, a proportional share of the difference between the maximum and the target incentive is paid.

The Committee sets the performance targets that our named executive officers must achieve to earn a short-term cash incentive payment. Under the 2007 Incentive Compensation Plan, the Committee retains the discretion to adjust its determinations of the degree to which the pre-established performance targets were attained to ensure that the short-term cash incentive payments reflect the performance of the company, division or subsidiary, as applicable, and the impact of management on such performance. The Committee generally intends for compensation paid to the named executive officers to be tax deductible to the company pursuant to Section 162(m) of the Internal Revenue Code and will not exercise its discretion in a manner that would increase the size of the short-term cash incentive payment if it intends the award to satisfy the conditions of Section 162(m).

In each case, the performance targets, as established by the Committee for 2011 for the named executive officers, consisted of a combination of cash earnings per diluted share, adjusted EBITDA for The Dolan Company, adjusted EBITDA for Business Information and DataStream Content Solutions, or MBOs (“Management Business Objective”). The relative weight of each 2011 performance target as it relates to the named executive officer is set forth in the following table:

Name	Cash Earnings Per Diluted Share	Adjusted EBITDA for The Dolan Company	Adjusted EBITDA for BI	Adjusted EBITDA for DS	Achievement of Dept. MBOs (1)
James P. Dolan	50%	50%	—	—	—
Vicki J. Duncomb	35%	35%	—	—	30%
Renee L. Jackson	35%	35%	—	—	30%
Scott J. Pollei	50%	50%	—	—	—
Mark W.C. Stodder	25%	—	37.5%	37.5%	—

(1)	The compensation committee, with advice from our chief executive officer and chief operating officer, determined whether and to what extent the named executive officer’s Management Business Objective (MBO) was achieved.

We define cash earnings as income from continuing operations after a deduction for noncontrolling interests and before (1) non-cash interest income or expense related to the change in fair value of our interest rate swaps; (2) non-cash compensation expense; (3) fair value adjustments on earnouts recorded in connection with acquisitions; (4) amortization of intangibles, including the DLNP intangible; (5) non-recurring items of income or expense, including impairment of long-lived assets; and (6) an adjustment to income tax expense related to the reconciling items at the effective tax rate. We define cash earnings per diluted share as cash earnings divided by the weighted average number of diluted common shares outstanding over the period measured. We define adjusted EBITDA for The Dolan Company as income from continuing operations (1) before (a) non-cash interest expense related to redeemable preferred stock; (b) interest expense, net; (c) income tax expense; (d) depreciation and amortization (including the amortization of the DLNP intangible); (e) non-cash compensation expense; (f) fair value adjustments on earnouts recorded in connection with acquisitions, and (g) non-recurring income and/or expense, if applicable, including impairment of long-lived assets; and (2) after cash distributions paid to holders of non-controlling interest. We calculate adjusted EBITDA for our Business Information division (BI) in the same manner as we calculate adjusted EBITDA for The Dolan Company, except that we start from income from continuing operations attributable to BI and add back only that portion of each reconciling item that is attributable to our BI division. We calculate adjusted EBITDA for Datastream Content Solutions (DS) in the same manner as we calculate adjusted EBITDA for The Dolan Company, except that we start from net income attributable to DS and add back only that portion of each reconciling item that is attributable to our DS operation. Ms. Duncomb’s MBOs were based on organizational and strategic initiatives, including balance sheet and cost management and building greater corporate capabilities in financial areas. Ms. Jackson’s MBOs were based on organizational and strategic initiatives, including risk and asset management, corporate governance, and litigation management.

The Committee believes that cash earnings per diluted share and adjusted EBITDA are more appropriate measures than earnings per share and other similar GAAP financial metrics, as well as EBITDA, because they are the same primary metrics being used by our management and board of directors to evaluate our financial performance. The Committee believes that the combination of increased interest expense and amortization expense renders our accounting profits or losses less meaningful as a measure of success of our business operations than EBITDA or adjusted EBITDA, which the Committee believes serve as a proxy for operational cash flow. We have grown in large part through acquisitions, many of which were financed with debt. These acquisitions have generally resulted in relatively significant levels of interest expense due to increased debt service obligations and amortization expense due to the amortization of acquired finite-lived intangibles. The Committee expects that we will continue to identify and evaluate potential acquisition opportunities and, accordingly, the Committee believes that cash earnings per diluted share is a more accurate and enduring measure of our executives’ performance because of its focus on cash, which drives our business, as compared to GAAP-based earnings per share which include additional non-cash charges and amortization expenses. Because of our consistent pursuit of acquisition opportunities, the Committee and our board of directors has established a regular process for amending adjusted EBITDA targets during the fiscal year to account for acquisitions.

We developed our target cash earnings per diluted share and adjusted EBITDA goals for the company, BI and DS during our annual financial planning process at the start of fiscal year 2011, when we assess our operations, the markets we serve and our competitors, and formulate internal financial projections. Our cash earnings per diluted share and adjusted EBITDA targets for 2011 were established based on a careful examination of the prospects for the business. The individual MBOs were set by the Committee in early 2011 with input from our chief executive officer and our chief operating officer. The Committee’s objective is to set performance targets such that it is equally likely that actual results for each performance metric will exceed the performance target or fall short of the target.

The 2011 performance target for cash earnings per diluted share was $1.77, and the actual result was $.89. The 2011 performance target for adjusted EBITDA for The Dolan Company was $101,900,000, and the actual result was $59,660,000. The adjusted EBITDA performance target for BI was $33,150,000, and the actual result for 2011 was $17,779,000. Thus, actual performance was only 50 to 59 percent of these 2011 targets. The specific business-level performance target for adjusted EBITDA for DS will not be disclosed herein for competitive reasons, but actual adjusted EBITDA for DS was short of its 2011 target by a margin greater than the other three performance metrics. Thus, given that actual 2011 performance was below the 80% threshold for each of these objective targets, the executives did not earn short-term cash incentive payouts corresponding to these metrics under the 2007 Incentive Compensation Plan.

When reviewing fiscal 2011 performance against the targets established for the 2007 Incentive Compensation Plan, the Committee determined that Ms. Duncomb and Ms. Jackson each achieved her individual MBOs, which accounted in each case for 30% of her target cash incentive.

The Committee determined that a number of unforeseeable and unbudgeted factors beyond the executive officers’ control unfolded subsequent to the establishment of the performance targets for 2011 that made those targets unrealistic. Chief among those factors was the prolonged governmental review and regulatory processes related to mortgage foreclosures. The Committee determined that the executive officers’ performance during the fiscal year was excellent under difficult circumstances, noting in particular the successful ACT acquisition and effective cost-cutting measures implemented throughout the second half of the year. In light of these factors, and in consultation with Meridian, the Committee decided that the named executive officers, who would receive no short-term cash incentive payout due to the fact that performance against each of their objective targets fell under the 80% threshold, should receive a discretionary bonus. Accordingly, the Committee approved discretionary bonuses of an amount equal to 25% of each of Messrs. Dolan and Pollei’s total target cash incentive, and a discretionary bonus of an amount equal to 25% of Mr. Stodder’s company-level target incentive plus 25% of his BI target incentive. These awards were determined to be an equitable element of compensation that would recognize them for hard work and specific positive achievements (such as the ACT acquisition and company-wide cost cuts) under difficult circumstances, and would retain and continue to motivate the named executive officers, while representing a significant reduction from the amount they would have received for good performance under less extreme marketplace and economic conditions.

The table below reflects the actual amount of short-term cash incentive or discretionary bonus each named executive officer received for fiscal 2011 performance:

Name	Target Cash Incentive under 2007 Incentive Compensation Plan	Actual Cash Incentive Earned under 2007 Incentive Compensation Plan	Actual Discretionary Cash Bonus
James P. Dolan	$ 324,000	$ —	$ 81,000
Vicki J. Duncomb	132,500	39,750	—
Renee L. Jackson	128,000	38,400	—
Scott J. Pollei	195,000	—	48,750
Mark W.C. Stodder	122,500	—	19,141

For 2012, the Committee has established the target short-term incentive payouts under the 2007 Incentive Compensation Plan for each of the named executive officers as follows:

Name	2012 Base Salary	Threshold Cash Incentive	Target Cash Incentive	Maximum Cash Incentive
James P. Dolan	$561,600	$—	$336,960	$673,920
Vicki J. Duncomb	285,000	—	142,500	285,000
Renee L. Jackson	281,000	—	140,500	281,000
Scott J. Pollei	338,000	—	202,800	405,600
Mark WC Stodder	254,800	—	127,400	254,800

In 2012, as in prior years, executive officers will be entitled to short-term cash incentives based on achievement of targeted performance metrics with scaling for under-performance or over-performance of the target and with a threshold payment level beginning at performance above 80% of the target. In 2012, short-term cash incentive payments for the named executive officers, except Mr. Stodder, will be based on the achievement of the same categories of performance metrics and MBOs, with the same relative weightings, as used for the short-term cash incentive program in 2011. Mr. Stodder’s short-term cash incentive payments for 2012 will be based on the achievement of a cash earnings per diluted share target (weighted 25%), an adjusted EBITDA target for the Business Information segment (weighted 35%), and individual performance objectives (weighted 40%). His individual MBOs will be based on organizational and strategic initiatives focused on increasing revenues and efficiently integrating the Public Affairs Intelligence Group operations (DataStream Content Solutions, Federal News Service, and Legislative Information Services of America).

Long-Term Equity Incentive Compensation. The Committee believes that long-term company performance is enhanced by development of an ownership culture that includes the use of stock-based awards as a part of our executive compensation program. Our 2007 Incentive Compensation Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock awards to our executive officers, employees, consultants and board members.

After consultation with Meridian, the Committee has determined that equity awards under our 2007 Incentive Compensation Plan should be made on an annual basis using a formula that provides for aggregate awards with an economic value equal to a designated percentage of each named executive officer’s base salary. The economic value of an award is calculated based on certain assumptions the Committee understands to be appropriate for compensation purposes, which may or may not be consistent with valuations determined for accounting purposes. In particular, the Committee utilizes a value of its common stock based on a weighted average trading price for a period, while for accounting purposes the valuation of stock and options granted for compensation purposes is based exclusively on the value of stock as traded on the single date of issuance of the stock or options, as reflected in the Summary Compensation Table. In addition, certain assumptions utilized in the Black-Scholes model for determining the value of stock options for compensation purposes are not the same as the assumptions used in the accounting version of that calculation.

For 2011, the Committee issued long-term equity awards to each named executive officer, having a targeted economic value of 110% of base salary for Mr. Dolan, 85% of base salary for Mr. Pollei, and 75% of base salary for Ms. Duncomb, Ms. Jackson and Mr. Stodder. For 2011, the Committee allowed each of the named executive officers to elect whether they would prefer to receive that targeted economic value in the form of stock options, restricted stock, or a mix of 50% stock options and 50% restricted stock. Mr. Pollei elected to take restricted stock, Mr. Dolan elected to take stock options, and Mr. Stodder, Ms. Duncomb and Ms. Jackson elected to take options and restricted stock. The Committee believes it is good to provide executive officers with choice as this can enhance the perceived value of the award to that individual. Grants issued on May 17, 2011, to each of the named executive officers in the amounts and components are set forth in this table:

Name	Restricted Stock Grants	Stock Options
James P. Dolan	—	88,000
Vicki. J. Duncomb	8,472	14,722
Renee L. Jackson	8,184	14,222
Scott J. Pollei	23,551	—
Mark W.C. Stodder	7,673	13,333

The restricted stock and stock options granted to the named executive officers listed above vest in four equal annual installments beginning on May 17, 2012. The stock options have an exercise price of $10.45 and have a term of seven years. See the “Grants of Plan-Based Awards Table” for more information about the equity awards granted to our named executive officers in 2011.

For 2012 the Committee plans to set the same targeted economic value for the long term equity to be awarded to each of the named executive officers as in 2011. The Committee plans to continue to evaluate this targeted economic value for each officer on an annual basis. The Committee plans to continue to allow the named executive officers to make certain choices regarding the mix of stock options and restricted stock.

Perquisites and Other Benefits. We provide our named executive officers with various perquisites and other personal benefits that are described in “All Other Compensation” column to the “Summary Compensation Table.” The Committee does not specifically consider these benefits and perquisites when working to establish total compensation at or near the 50th percentile level of executives at companies in our competitive 2010 Peer Group. However, the Committee believes that it has taken a conservative approach to perquisites and other benefits within its compensation program relative to similarly situated companies.

2012 Compensation Plan

The graphs below set forth the 2012 target compensation mix (exclusive of perquisites, severance payments and other benefits) for each of the named executive officers.

Severance Arrangements and Change in Control Plan

Severance Benefits. The Committee believes that severance arrangements for our named executive officers will allow us to continue to attract, motivate and retain the best possible executive talent in a marketplace where such protections are commonly offered. In particular, severance benefits provide additional security to the named executive officer if he or she is unexpectedly terminated by us for reasons other than cause. We believe that providing such a benefit is important in attracting and retaining qualified executives. Accordingly, our employment agreements with each named executive officer contain severance arrangements pursuant to which each such executive officer will receive severance benefits if his or her employment with us is terminated by us without cause or if such named executive officer terminates his or her employment with us for good reason. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for further information.

Change in Control Plan. In January 2011, our board of directors, upon the recommendation of the Committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaced the Executive Change in Control Plan adopted in 2007 and amended in 2008. The Amended Plan eliminates gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control. The Amended Plan also increased the multiplier for employees in grade one to two and one-half times base salary plus annual target short-term incentive amounts for the year in which the change in control occurs. Prior to the amendment, the multiplier for grade one was two. Each of the executive level officers is in grade one. The Amended Plan did not increase the multiplier for key employees who are in grade two, which remains at one times base salary plus annual target short-term incentive amounts for the year in which the change in control occurs. The Amended Plan provides each of the named executive officers with certain severance benefits in the event of termination of employment in connection with a qualified change in control event. The Committee believes that this Amended Plan will provide continuity and focus for these named executive officers in the event of an actual or threatened change in control. The Committee also believes that implementing the Amended Plan benefits our stockholders and reduces potential expenses, while continuing to provide competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change in control transaction in the best interest of our stockholders. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for further information regarding change in control benefits.

Policies Related to Equity Compensation

Stock Ownership Guidelines. Consistent with the Committee’s executive compensation philosophy, the board of directors adopted stock ownership guidelines in 2010. These guidelines require that all of our executive officers own shares of our common stock, and establish a target level of stockholder ownership with a value equal to the ownership multiple set forth in the table below.

Executive	Stock Ownership Multiple
Chief Executive Officer	300% of base salary
Chief Operating Officer	200% of base salary
Other executive officers	100% of base salary

The phase-in provision of our guidelines require each of our current named executive officers (except Ms. Jackson, whose first year of the phase-in period was not measured until January 1, 2012), to own common stock having a value equal to 20% of their target level beginning on January 1, 2010, and increasing that value by 20% each year, so that the value equals at least 100% of target by January 1, 2014.

For purposes of this table, “target level” means the named executive officer’s stock ownership multiple, using base salary for that calendar year. So, for example, for our named executive officers (except Ms. Jackson) to fully comply with our ownership guidelines on January 1, 2014, such named executive officers would need to own common stock having a value equal to their respective stock ownership multiple, using their base salary for 2014. For Ms. Jackson, who was appointed in July 2010, and for each executive officer appointed in the future, the measurement date for the five-year phase-in period will begin on the January 1 following the first full year as an executive officer. For purposes of satisfying these guidelines, the executive officers may use stock they own directly or for which they have investment and/or voting control and shares of restricted stock that we may grant to them in connection with their service as officers. As of the date of this proxy statement, each executive officer has met the third year phase-in requirement of holding 60% of the targeted number of shares of our common stock (including Ms. Jackson).

Our non-employee directors are also subject to stock ownership guidelines. You should refer to “Board Committees and Committee Membership—Stock Ownership Guidelines” for information about how these guidelines affect our non-employee directors.

Hedging Prohibition. As part of our policy on insider trading, our executives and directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities or engaging in hedging transactions involving our securities.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

We generally intend for our executive compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code. The Committee generally intends for all compensation paid to the named executive officers to be tax deductible to the company pursuant to Section 162(m) of the Code.

Section 162(m) provides that compensation paid to certain named executive officers in excess of $1,000,000 cannot be deducted by us for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future, the Committee may determine to provide compensation, or to adopt a compensation program, that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such compensation or program is appropriate. During the year ended December 31, 2011, none of our named executive officers received non-performance based compensation in excess of the Section 162(m) tax deduction limit.

Section 409A of the Code addresses certain nonqualified deferred compensation benefits payable to our executives and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, our executives would be subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Risk Assessment

In the first quarter of 2012, the Committee reviewed the company’s compensation policies and practices for executive and other key employees who, in the Committee’s judgment, had positions with us in which their compensation plans could potentially raise material risks to us if not designed appropriately. These employees included all of our named executive officers, as well as certain highly-compensated employees in both of our divisions. In selecting the compensation plans of these employees, the Committee considered a number of factors, including whether the employee had the ability to direct strategic and operational decisions for a significant operating unit or multiple operating units of the business.

The Committee reviewed base salary, short-term incentive and equity compensation for each of the employees the Committee selected, evaluating both 2011 actual compensation results and 2012 compensation plans. In particular, the Committee reviewed these policies and practices to ensure they were designed in a way that did not encourage excessive risk-taking, including evaluating the plans for, among other things: (1) too much focus on equity compensation; (2) too much focus on short-term incentive compensation; (3) uncapped formulas for short-term incentives; (4) highly leveraged payout curves for short-term incentives; (5) incentive targets or thresholds set at unreasonably high levels; and (6) steep cliffs on payout plans under short-term incentive formulas.

In evaluating the plans, the Committee noted certain features of our compensation plans and programs that mitigate and reduce the likelihood that these employees would engage in excessive risk-taking, as follows:

•	All compensation plans are balanced as their design is based on a mix of base salary, short-term incentives and annual equity grants.

•	Base salaries for all employees reviewed have been set at a sufficient level to avoid excessive reliance on short-term cash incentive payments.

•	Short-term cash incentive plan targets are based on reasonable goals and include scaling formulas which result in reasonable incremental payments for achievable incremental results.

•	All short-term cash incentive plans are capped at a maximum payment level relative to targeted level of payment, ranging from 100% to 200% of target.

•

Equity grants include vesting provisions over a four-year period and executive officers are also subject to ownership guidelines, requiring them to hold a certain number of shares during their employment.

•

Equity awards generally include a mixture of both stock options and restricted stock grants, providing for long-term value to the employees selected, which yields a wide variety of stock valuation outcomes.

Based on this review and analysis, the Committee determined that the company’s compensation policies and practices for 2011, and as established for 2012, do not encourage excessive risk and are not reasonably likely to encourage behavior that would have a material adverse effect on us or our operations. The Committee also performed this risk assessment in 2011, and intends to perform it annually.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of The Dolan Company has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the company’s annual report on Form 10-K filed with the SEC on March 9, 2011. Based on this review and these discussions with management, the compensation committee recommended to the board of directors that this compensation discussion and analysis be included in the company’s 2012 proxy statement and incorporated by reference in the company’s annual report on Form 10-K.

Submitted by the Compensation Committee

John C. Bergstrom, chair

Arthur F. Kingsbury

Lauren Rich Fine

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities to us for the years ended December 31, 2011, 2010 and 2009, earned by our named executive officers.

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
James P. Dolan President and Chief Executive Officer	2011 2010 2009	$540,000 527,000 479,000	$81,000 — —	$	— — —	$403,920 421,677 470,040	$	— 260,959 500,076	$20,346 20,175 24,772	$1,045,266 1,229,811 1,473,888
Vicki J. Duncomb Vice President and Chief Financial Officer	2011 2010 2009	265,000 250,000 210,417	— — —		88,532 99,100 68,605	67,574 68,196 53,525		39,750 103,162 183,063	16,660 10,350 11,325	477,516 530,808 526,935
Renee L. Jackson (1) Vice President and General Counsel	2011 2010	256,000 110,577	— —		85,523 197,685	65,279 59,854		38,400 125,000	14,054 8,351	459,256 501,467
Scott J. Pollei Executive Vice President and Chief Operating Officer	2011 2010 2009	325,000 317,000 274,417	48,750 — —		246,108 142,406 113,203	— 97,999 88,316		— 156,972 238,743	18,345 18,008 16,054	638,203 732,385 730,733
Mark W.C. Stodder Executive Vice President, Business Information	2011 2010 2009	245,000 240,000 232,800	19,141 — —		80,183 — —	61,198 130,934 155,758		— 78,478 192,805	29,392 24,121 33,633	434,914 473,533 614,996

(1)	Ms. Jackson joined the Company in July 2010 and was appointed Vice President and General Counsel and an executive officer.

(2)	The Committee approved discretionary bonuses in amounts equal to 25% of Messrs. Dolan and Pollei’s total target cash incentive, and a discretionary bonus of an amount equal to 25% of Mr. Stodder’s corporate target amount plus 25% of his Business Information target amount.

(3)	We calculated the amounts in these columns, which represent the aggregate grant date fair value of the equity awards, using the provisions of FASB ASC Topic 718. See Note 18 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 9, 2012, for information regarding the assumptions used in the valuation of equity awards. See “Grants of Plan-Based Awards in 2011” below for more information about our equity awards to the named executive officers.

(4)	This column reflects amounts earned in the given year. Depending on payroll timing and elections made by the executive officers, portions of these amounts may have been paid to each named executive officer during the first quarter of the following year.

(5)	All other compensation for the year ended December 31, 2011, consisted of the following components.

Name	Club Membership (a)	Medical and Dental Insurance (b)	401(k) Matching Contribution (c)	Home Office Expenses (d)	Parking	Rent and Flights (e)	Total
James P. Dolan	$5,825	$5,909	$7,350	$1,262	$—	$—	$20,346
Vicki J. Duncomb	6,310	—	7,350	—	3,000	—	16,660
Renee L. Jackson	3,704	—	7,350	—	3,000	—	14,054
Scott J. Pollei	8,025	—	7,350	—	2,971	—	18,345
Mark W.C. Stodder	—	5,909	7,350	—	—	16,133	29,392

(a)	We pay club membership dues for Messrs. Dolan and Pollei and Mses. Duncomb and Jackson. We believe that professional, social and club memberships support their roles as our representatives in the business communities we serve.

(b)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. For Mr. Dolan and Mr. Stodder, such an amount is not withheld, so the amount in this column represents the amount withheld for other participating employees with comparable coverage, as well as dental premiums paid on their behalf.

(c)	Our 401(k) retirement savings plan is a qualified defined contribution plan under which employees may make pre-tax contributions into the plan up to certain specified annual limits. We also provide discretionary employer matching contributions. We provided in 2011, and will provide in 2012, a discretionary employer matching contribution of 50% of the first 6% of employee contributions. For highly compensated employees, including the named executive officers, this match was capped at $7,350 for 2011.

(d)	In 2011, we paid $1,262 for home Internet access for Mr. Dolan because he and his spouse, who administers Dolan Media Newswires, use their home office on a regular basis for business purposes. This amount represents the portion of such payments attributable to personal use of the home office and Internet access, which we have estimated constitutes 25% of the total use.

(e)	Mr. Stodder, who lives in Whitefish Bay, Wisconsin, receives a rent reimbursement for an apartment we lease for him near our offices in Minneapolis. We also pay for Mr. Stodder’s flights between Minneapolis and his home. In 2011, we reimbursed Mr. Stodder $11,825 for rent and paid $4,308 for such flights.

Employment Agreements

James P. Dolan Employment Agreement. We entered into an employment agreement with James P. Dolan as of April 1, 2002, pursuant to which Mr. Dolan agreed to serve as president and chief executive officer of The Dolan Company. We amended and restated Mr. Dolan’s employment agreement, effective as of April 1, 2007, for an initial term of two years. In December 2008, we amended Mr. Dolan’s employment agreement in connection with the effective date of Section 409A of the Code. Beginning April 1, 2008, and on each day thereafter the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Dolan or us. The agreement provides that Mr. Dolan reports to our board of directors.

Under the amended and restated employment agreement, Mr. Dolan’s annual base salary was $463,000 for 2007. For each calendar year after 2007, Mr. Dolan’s base salary will be increased in January, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2011, the committee set Mr. Dolan’s base salary at $540,000, which was an increase of 2.5 percent over 2010. For 2012, the committee set Mr. Dolan’s base salary at $561,600, which was an increase of 4.0 percent over 2011. In addition to his base salary, Mr. Dolan is eligible to receive an annual short-term cash incentive payment with a target amount of at least 60% of his base salary that will be based on performance goals for the applicable fiscal year set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan. The employment agreement provides Mr. Dolan four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We pay, as applicable, Mr. Dolan’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Dolan is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Dolan with good reason. See “Executive Compensation – Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Dolan would receive, including those payments and benefits under our change in control plan if he incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Dolan.

Mr. Dolan has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees or independent contractors.

Vicki J. Duncomb, Renee L. Jackson, Scott J. Pollei and Mark W.C. Stodder Employment Agreements. We entered into employment agreements with each of Ms. Duncomb on August 1, 2009, Ms. Jackson on July 12, 2010, Mr. Pollei on April 1, 2007, which was amended on August 1, 2009, and Mr. Stodder on April 1, 2007, which was amended on December 29, 2008 and on August 1, 2009, pursuant to which the executive officers agreed to serve as vice president and chief financial officer, vice president and general counsel, executive vice president and chief operating officer, and executive vice president of business information, respectively of The Dolan Company. Each employment agreement has an initial term of two years, and on the one-year anniversary of the effective date of each employment agreement, and on each day thereafter, the employment term automatically extends for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either the executive officer or us. The agreements provide that Ms. Duncomb reports to our chief operating officer and, indirectly, to our chief executive officer and our board of directors, Ms. Jackson reports to our chief operating officer and, indirectly, to our chief executive officer, Mr. Pollei reports to our chief executive officer and our board of directors, and Mr. Stodder reports to our chief operating officer and indirectly, to our chief executive officer and our board of directors.

Under the employment agreements, Ms. Duncomb’s annual base salary was set at $225,000 for the remainder of 2009, Ms. Jackson’s annual base salary was set at $250,000 for the remainder of 2010, Mr. Pollei’s annual base salary was set at $289,000 for the remainder of 2009, and Mr. Stodder’s annual base salary was set at $225,000 for 2007. For each calendar year after the year in which the employment agreements were entered into, the executive officer’s base salary will be increased in January, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2011, the committee set Ms. Duncomb’s base salary at $265,000, which was an increase of 6.0 percent over 2010, the committee set Ms. Jackson’s base salary at $256,000, which was an increase of 2.4 percent over 2010, the committee set Mr. Pollei’s base salary at $325,000, which was an increase of 2.5 percent over 2010, and the committee set Mr. Stodder’s base salary at $245,000, which was an increase of 2.1 percent over 2010. For 2012, the committee set Ms. Duncomb’s base salary at $285,000, which was an increase of 7.5 percent over 2011, the committee set Ms. Jackson’s base salary at $281,000, which was an increase of 9.8 percent over 2011, the committee set Mr. Pollei’s base salary at $338,000, which was an increase of 4 percent over 2011, and the committee set Mr. Stodder’s base salary at $254,800, which was an increase of 4 percent over 2011. In addition to their base salaries, Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder are eligible to receive an annual short-term cash incentive payment that will be based on performance goals set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan.

The employment agreements provide Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder with four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We have paid, or will pay, as applicable, Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder’s fees in connection with the negotiation, preparation and enforcement of their employment agreements.

Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder are entitled to severance benefits upon a termination of their employment without cause or a resignation by them with good reason. See “Executive Compensation—Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that each will receive, including those payments and benefits under our change in control plan if each incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to each of Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder.

Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder have agreed to restrictive covenants that will survive for one year following expiration or termination of each of their employment agreements pursuant to which the executives have agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees and independent contractors.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information with respect to cash compensation targets established, options to purchase shares of our common stock granted, and restricted shares of our common stock granted, during the year ended December 31, 2011, to our named executive officers. See “Compensation Discussion and Analysis—Performance-Based Short-Term Cash Incentives” for a description of the material factors necessary to understand the information in the table below.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		(1)
Name	Grant Date	Threshold	Target	Maximum
James P. Dolan		$—	$324,000	$648,000
	5/17/2011				—	88,000	$10.45	$403,920
Vicki J. Duncomb		—	132,500	265,000
	5/17/2011				—	14,722	10.45	67,574
	5/17/2011				8,472	—	—	88,532
Renee L. Jackson		—	128,000	256,000
	5/17/2011				—	14,222	10.45	65,279
	5/17/2011				8,184	—	—	85,523
Scott J. Pollei		—	195,000	390,000
	5/17/2011				23,551	—	—	246,108
Mark W.C. Stodder		—	122,500	245,000
	5/17/2011				—	13,333	10.45	61,198
	5/17/2011				7,673	—	—	80,183

(1)	These columns describe the range of cash payments that could have been made with respect to our 2011 short-term cash incentive program described under “Compensation Discussion and Analysis – Performance Based Short-Term Cash Incentives” You should also refer to the “Summary Compensation Table” for specific information about any amounts paid to each named executive officer in 2011 as performance-based short-term cash incentives.

(2)	These shares of restricted stock and non-qualified stock options vest and become exercisable in four equal annual installments beginning on May 17, 2012. The termination provisions of the 2007 Incentive Compensation Plan are described below.

(3)	This column shows the full grant date fair value of restricted stock and non-qualified stock options granted to the named executive officers in 2011, using the provisions of FASB ASC Topic 718. See Note 18 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2011, that we filed with the SEC on March 9, 2012, for information regarding the assumptions used in the valuation of equity awards.

The 2007 Incentive Compensation Plan (the “plan”) allows us to grant options (non-qualified and incentive stock options); stock appreciation rights, or SARs; restricted stock; restricted stock units; deferred shares; performance units; other stock-based units; and annual cash incentive awards. The exercise price for all stock options and stock appreciation rights, or SARs, granted under the plan must be equal to at least 100% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). Restricted stock and restricted stock units are forfeitable until the applicable restrictions lapse. Vesting of restricted stock and restricted stock units is conditioned upon the grantee’s continued employment. Except as otherwise set forth in an award agreement, in the event of a change in control (as defined in the plan), all awards will become vested, all restrictions will lapse and all performance goals shall be deemed to be met, as applicable. With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service for any reason other than cause, retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 60 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service due to retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a grantee’s termination of employment or service for cause, such grantee’s outstanding stock options or SARs will immediately be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, or unless otherwise determined by the committee as provided in the plan, (1) with respect to restricted stock, in the event of a grantee’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, and (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest.

Outstanding Equity Awards at Year End 2011

The following table sets forth certain information with respect to all unexercised options to purchase shares of our common stock and unvested shares of restricted stock awarded to each of the named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (6)
James P. Dolan (1)	211,328	—	$14.50	8/1/2014		$
(2)	64,465	21,489	16.52	5/12/2015
(3)	43,908	43,909	12.51	5/15/2016
(4)	20,469	61,410	12.23	5/26/2017
(5)	—	88,000	10.45	5/17/2018
Vicki J. Duncomb	4,500	—	2.22	10/11/2016
(1)	37,344	—	14.50	8/1/2014
(2)	14,682	4,894	16.52	5/12/2015
(3)	5,000	5,000	12.51	5/15/2016	2,742		23,362
(4)	3,310	9,932	12.23	5/26/2017	6,078		51,785
(5)	—	14,722	10.45	5/17/2018	8,472		72,181
Renee L. Jackson (4)	3,310	9,932	10.92	5/26/2017	6,078		51,785
(5)	—	14,222	10.45	5/17/2018	8,184		69,728
Scott J. Pollei (1)	79,357	—	14.50	8/1/2014
(2)	24,225	8,075	16.52	5/12/2015
(3)	8,250	8,250	12.51	5/15/2016	4,525		38,553
(4)	4,757	14,272	12.23	5/26/2017	8,733		74,405
(5)	—	—	—	—	23,551		200,655
Mark W.C. Stodder (1)	35,010	—	14.50	8/1/2014
(2)	10,681	3,561	16.52	5/12/2015
(3)	7,275	7,275	12.51	5/15/2016
(4)	6,356	19,068	12.23	5/26/2017
(5)	—	13,333	10.45	5/17/2018	7,673		65,374

(1)	The Option awards vested in four equal annual installments beginning on August 1, 2008.

(2)	The Option awards vest in four equal annual installments which began on May 12, 2009.

(3)	The Option and Stock awards vest in four equal annual installments which began on May 15, 2010.

(4)	The Option and Stock awards vest in four equal annual installments which began on May 26, 2011.

(5)	The Option and Stock awards vest in four equal annual installments beginning on May 17, 2012.

(6)	Value represents the market value of The Dolan Company common shares (based on the closing price of $8.52 per share on December 30, 2011).

Option Exercises and Stock Vested for 2011

The following table sets forth certain information with respect to restricted stock awards granted to our named executive officers that vested during 2011. None of our named executive officers exercised options to purchase shares of our common stock during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
James P. Dolan	—	$—
Vicki J. Duncomb	3,396	35,737
Renee L. Jackson	12,025	105,315
Scott J. Pollei	5,173	54,584
Mark W.C. Stodder	—	—

Non-qualified Deferred Compensation for 2011

Our named executive officers did not earn any non-qualified deferred compensation benefits from us during the year ended December 31, 2011.

Pension Benefits for 2011

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or supplemental retirement plans sponsored by us during the year ended December 31, 2011.

Potential Payments Upon Termination or Change in Control

As of December 31, 2011, we were party to certain agreements and had in place a change in control plan that would have required us to provide compensation to our named executive officers in the event that their employment with us was terminated or if we experienced a change in control. A description of these agreements follows. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment or change in control, assuming that each had occurred as of December 31, 2011, is listed in the table below.

Severance Payments

James P. Dolan. Under Mr. Dolan’s employment agreement with us, if Mr. Dolan’s employment was terminated by us without cause or by Mr. Dolan with good reason (as such terms are defined below), then in addition to his base salary and benefits accrued through the termination date and any unpaid annual bonus due to Mr. Dolan for the immediately preceding fiscal year to the extent unpaid on the date of such termination, we would provide him (1) an amount equal to one year of his annual base salary in effect at the time of the termination, (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination), and (3) medical and dental benefits for Mr. Dolan and his covered dependents for a period of 18 months following his termination. Cash severance payments are contingent on Mr. Dolan executing, delivering and not rescinding a specified release of claims, at the company’s discretion. If Mr. Dolan’s employment was terminated due to his death or disability or by us for cause or by Mr. Dolan without good reason, we would pay to him (or his beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) in the case of termination due to death or disability, a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination).

“Cause” is defined in Mr. Dolan’s employment agreement to mean the occurrence of any of the following events: (1) a material breach by Mr. Dolan of his employment agreement that remains uncured for 30 days after he receives written notice of the breach; (2) Mr. Dolan continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 30 days after delivery of a written demand for performance that specifically identifies the manner in which we believe Mr. Dolan has not performed his duties; (3) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony. Mr. Dolan’s employment agreement defines “good reason” as the following: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require Mr. Dolan to relocate; (2) we remove Mr. Dolan as our chief executive officer or substantially diminish his duties or responsibilities; (3) we materially breach any of our obligations under Mr. Dolan’s employment agreement, which breach remains uncured for 30 days after we receive written notice of the breach; or (4) a diminution of Mr. Dolan’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to Mr. Dolan, other than (a) any diminution that is cured within 30 days after receipt by the Company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

Vicki Duncomb, Renee Jackson, Scott Pollei and Mark Stodder. Under the employment agreement for each of Mses. Duncomb and Jackson, and Messrs. Pollei and Stodder, if such officer’s employment was terminated by us without cause or by the officer with good reason (as such terms are defined below), then in addition to such officer’s base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year, we would provide such officer (1) an amount equal to one year of such officer’s annual base salary, in effect at the time of the termination; (2) a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year in which the employment period is terminated through the date of such termination), and (3) medical and dental benefits for such officer and his or her covered dependents for a period of 18 months following his or her termination. Cash severance payments are contingent on the executive executing, delivering and not rescinding a specified release of claims. If such officer’s employment was terminated due to his or her death or disability or by us for cause or the executive without good reason, we would pay to such officer (or his or her beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) in the case of termination due to death or disability, a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year (based upon the number of days elapsed in the fiscal year of such termination).

For these officers, “cause” and “good reason” have the meanings set forth in their employment agreements. “Cause” means the occurrence of any of the following events: (1) a material breach by the executive officer of his or her employment agreement that remains uncured for 10 days after he or she receives notice of the breach; (2) the executive officer continues to willfully and materially fail to perform his or her duties under his or her employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 10 days after delivery of a written demand for performance that specifically identifies the manner in which we believe the executive officer has not performed his or her duties; (3) the executive officer’s commission of theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) the executive officer’s commission of criminal misconduct constituting a felony. “Good reason” means: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require the executive officer to relocate, (2) any material diminution by us in the executive officer’s duties or responsibilities inconsistent with the terms of his or her employment agreement which remains uncured for 30 days after we receive notice; (3) we materially breach any of our obligations under the executive officer’s employment agreement that remains uncured for 30 days after we receive notice of the breach, or (4) a diminution in the executive officer’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to the executive officer, other than: (a) any diminution that is cured within 30 days after receipt by the Company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

Stock Option and Restricted Stock Rights upon Termination or Change in Control

As of December 31, 2011, our named executed officers held options to purchase an aggregate 995,373 shares of our common stock, 637,194 of which have vested; and 76,036 shares of restricted stock, which have not vested. These totals do not include stock options or restricted shares that were issued to Mr. Dolan’s spouse in connection with her employment with us. See “Related Party Transactions—Employment of Mr. Dolan’s Spouse” for more information regarding her equity awards.

Under our incentive compensation plan, no stock options or restricted stock held by any named executive officer would vest upon the termination of his or her employment, except in those circumstances described in this paragraph or as described under “Change in Control Plan.” If any named executive officer incurs a termination of service due to his or her death, disability or retirement, options may be exercised for a period of one year from the date of such termination to the extent that the options were exercisable at the time of his or her termination. If, however, any of the named executive officers is terminated for cause, the options (whether or not vested) will be immediately cancelled and forfeited. “Cause” has the meaning set forth in each such named executive officer’s employment agreement. If a named executive officer incurs a termination of service either without cause or due to a reason other than his or her death, disability or retirement, the options may be exercised for a period of 60 days from the date of such termination to the extent that the options were exercisable at the time of his or her termination. Unvested shares of restricted stock will immediately vest upon a termination of service due to a named executive officer’s death or permanent disability.

Change in Control Plan

As previously described, in January 2011, our board of directors, upon the recommendation of the compensation committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaced the former Executive Change in Control Plan. The Amended Plan provided each of the named executive officers, as well as certain other members of our senior management (each referred to as a “participant”), with certain severance benefits in the event of termination of employment in connection with a qualified change in control event (as defined below). Under the Amended Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then he or she will not be entitled to an additional “gross-up” payment from us. Also under the Amended Plan, in connection with a change in control termination, each of the named executive officers, as well as certain other participants will receive a cash severance payment of two and one-half times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs. Under the Amended Plan, a participant continues to be entitled to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined below), subject to the participant’s execution, delivery and compliance of a release with restrictive covenants. In addition, the terminated participant will continue to receive 18 months of continuing health and dental coverage on the same terms as the participant received such benefits during employment, and will receive $45,000 to be used for outplacement services.

Change in control is defined in the plan to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets. The definitions of “cause” and “good reason” for the named executive officers, for purposes of the plan, are the same as is contained in such named executive officer’s employment agreement.

The compensation committee believes that the Amended Plan will provide continuity and focus for these named executive officers in the event of an actual or threatened change in control. The committee also believes that the Amended Plan benefits our stockholders and reduces potential expenses, while continuing to provide competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change in control transaction that may be in the best interest of our stockholders.

Summary of Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for each of the named executive officers, assuming such event occurred as of December 31, 2011.

Payment and Benefit	Termination by Us Without Cause or by the NEO for Good Reason	Termination by Us Without Cause or by the NEO for Good Reason in connection with Change in Control	Death or Permanent Disability
James P. Dolan
Cash Severance (1)	$540,000	$2,160,000	$—
Acceleration of Equity (2)	—	—	—
Outplacement Service (3)	—	45,000	—
Medical and Dental Benefits (4)	17,846	17,846	—
TOTAL:	557,846	2,222,846	—
Vicki J. Duncomb
Cash Severance (1)	265,000	993,750	—
Acceleration of Equity (2)	—	147,328	147,328
Outplacement Service (3)	—	45,000	—
Medical and Dental Benefits (4)	21,414	21,414	—
TOTAL:	286,414	1,207,492	147,328
Renee L. Jackson
Cash Severance (1)	256,000	960,000	—
Acceleration of Equity (2)	—	121,512	121,512
Outplacement Service (3)	—	45,000	—
Medical and Dental Benefits (4)	26,114	26,114	—
TOTAL:	282,114	1,152,626	121,512
Scott J. Pollei
Cash Severance (1)	325,000	1,300,000	—
Acceleration of Equity (2)	—	313,613	313,613
Outplacement Service (3)	—	45,000	—
Medical and Dental Benefits (4)	21,414	21,414	—
TOTAL:	346,414	1,680,027	313,613

Payment and Benefit	Termination by Us Without Cause or by the NEO for Good Reason	Termination by Us Without Cause or by the NEO for Good Reason in connection with Change in Control	Death or Permanent Disability
Mark W.C. Stodder
Cash Severance (1)	$245,000	918,750	—
Acceleration of Equity (2)	—	65,374	65,374
Outplacement Service (3)	—	45,000	—
Medical and Dental Benefits (4)	17,846	17,846	—
TOTAL:	262,846	1,046,970	65,374

(1)	Under the Amended Plan and their employment agreements, the NEO’s ability to receive the severance benefit is contingent upon executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants in the employment agreement, and provided that he or she meets these conditions, the Cash Severance payment shall be paid to the Participant, in one lump sum cash payment, on the six month anniversary of the Participant’s Separation from Service.

(2)	There are no in-the-money unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on December 30, 2011, of $8.52. The amounts shown represent the restricted stock that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on December 30, 2011, of $8.52.

(3)	Under the Amended Plan, Messrs. Dolan and Pollei and Mses. Duncomb and Jackson’s ability to receive Outplacement Services is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement.

(4)	Under the Amended Plan and their employment agreements, Messrs. Dolan, Pollei and Stodder, and Mses. Duncomb and Jackson’s ability to receive 18 months of Medical and Dental Benefits to them and their covered dependents on the same terms and conditions as if they had not terminated is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John C. Bergstrom, Arthur Kingsbury and Lauren Rich Fine served on our board’s compensation committee for the year ended December 31, 2011. No member of our compensation committee has any relationship requiring any disclosure. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 29, 2012, by each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned and the percentage ownership of each person or group of affiliated persons, we have included shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of February 29, 2012. These shares, however, were not included for purposes of computing the percentage ownership for any other person. Unless otherwise indicated, the persons or group of affiliated persons in this table have sole voting and investment power with respect to those shares set forth opposite that person’s or group of affiliated person’s name. We have based our computation of the percentage ownership of our common stock on 30,576,164 shares of our common stock outstanding on February 29, 2012, which did not include shares of common stock in our treasury. Except as otherwise noted below, the address of each person listed in the table is: c/o The Dolan Company, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Bares Capital Management, Inc. (1)	3,012,769	9.85%
T. Rowe Price Associates, Inc. (2)	2,984,236	9.7%
BlackRock Inc. (3)	2,339,216	7.65%
Pine River Capital Management L.P (4)	2,150,993	7.0%
River Road Asset Management, LLC (5)	1,829,521	6.0%
Cardinal Capital Management, LLC (6)	1,548,861	5.07%
James P. Dolan (7)	1,915,024	6.19%
Vicki J. Duncomb (8)	92,750	*
Renee L. Jackson (9)	29,597	*
Scott J. Pollei (10)	368,707	1.20%
Mark W.C. Stodder (11)	120,560	*
John C. Bergstrom (12)	87,452	*
Anton J. Christianson (13)	415,914	1.36%
Bill L. Fairfield (14)	8,382	*
Arthur F. Kingsbury (15)	24,716	*
Lauren Rich Fine (16)	24,193	*
George Rossi (17)	37,074	*
Gary H. Stern (18)	11,112	*
Executive Officers and Directors as a group (13 persons) (19)	3,373,120	10.75%

*	less than 1% beneficial ownership

(1)	The information provided here is based upon a Schedule 13G filed on February 14, 2012 by Bares Capital Management, Inc., an investment adviser, reporting beneficial ownership as of December 31, 2011. Bares Capital Management, Inc. reported sole voting and investment power with respect to 42,768 shares and shared voting and investment power with respect to 2,970,001 shares. The address for Bares Capital Management, Inc. is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738.

(2)

The information provided here is based upon a Schedule 13G/A filed on February 9, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Funds”), reporting beneficial ownership as of December 31, 2011. Price Associates reported sole voting power over 1,366,400 shares and sole dispositive power over 2,984,236 shares, and Funds reported sole voting power over

1,540,000 shares. These securities are owned by various individual and institutional investors, which Price Associates and Funds serves as investment advisors with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates and Funds are deemed to be beneficial owners of such securities; however, Price Associates and Funds expressly disclaims that they are, in fact, the beneficial owners of such securities. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)

The information provided here is based upon a Schedule 13G/A filed on February 10, 2012 by BlackRock Inc., a Delaware corporation, and its subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock Asset Management Ireland Limited, reporting beneficial ownership as of December 31, 2011. The address for BlackRock Inc. is 40 East 52nd Street New York, New York 10022.

(4)	The information provided here is based upon a Schedule 13G/A filed on January 27, 2012 by Pine River Capital Management, L.P., an investment adviser, and Brian Taylor, reporting beneficial ownership as of December 31, 2011. Pine River Capital Management, L.P. and Brian Taylor reported shared voting and shared dispositive power with respect to these shares. The address for Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(5)

The information provided here is based upon a Schedule 13G filed on February 9, 2012 by River Road Asset Management, LLC, an investment adviser, reporting beneficial ownership as of December 31, 2011. River Road Asset Management, LLC, reported sole voting power with respect to 1,507,131 of these shares and sole dispositive power with respect to all of these shares. The address for River Road Asset Management, LLC is 462 S. 4th Street, Suite 1600, Louisville, KY 40202.

(6)	The information provided here is based upon a Schedule 13G filed on February 14, 2012 by Cardinal Capital Management, LLC, an investment adviser, reporting beneficial ownership as of December 31, 2011. Cardinal Capital Management, LLC reported sole voting power over 946,331 shares and sole dispositive power over 1,548,861 shares. The address for Cardinal Capital Management, LLC is One Greenwich Office Park, Greenwich, CT 06831.

(7)	These shares include the following: (a) 18,737 shares owned by Mr. Dolan’s spouse (including 492 shares of restricted stock that are not yet vested) and 1,956 shares issuable to Mr. Dolan’s spouse upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012; and (b) 340,170 shares issuable to Mr. Dolan upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012. Mr. Dolan disclaims beneficial ownership of all shares his spouse owns, including shares she could own pursuant to the exercise of any stock options.

(8)	These shares include the following: (a) 17,292 shares of restricted stock that are not yet vested, and (b) 64,836 shares issuable to Ms. Duncomb upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(9)	These shares include the following: (a) 14,262 shares of restricted stock that are not yet vested, and (b) 3,310 shares issuable to Ms. Jackson upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(10)	These shares include the following: (a) 14,998 shares that Mr. Pollei owns through an individual retirement account, (b) 36,809 shares of restricted stock, which are not yet vested, (c) 116,589 shares issuable to Mr. Pollei upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012, and (d) an aggregate 180,000 shares held in four separate trusts for Mr. Pollei’s children. Mr. Pollei is the trustee of each trust and has sole voting and investment power with respect to the shares held by each trust. Mr. Pollei disclaims beneficial ownership of the shares held in trust for his children.

(11)	These shares include the following: (a) 242 shares owned by Mr. Stodder’s daughter; and (b) options to acquire 59,322 shares of our common stock, which Mr. Stodder may exercise during the 60-day period following February 29, 2012. Mr. Stodder disclaims beneficial ownership of the shares his daughter owns.

(12)	These shares include the following (a) 10,000 shares that Mr. Bergstrom owns through an individual retirement account, and (b) 25,732 shares issuable to Mr. Bergstrom upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(13)	These shares include (a) 12,880 shares held by Adam Smith Growth Partners, L.P., (b) 351,895 shares held by Adam Smith Fund, L.L.C., (c) 1,300 shares held by Adam Smith Companies, LLC, and (d) 24,424 shares issuable to Mr. Christianson upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012. Mr. Christianson is the chairman of Adam Smith Companies, LLC, and the general partner of Adam Smith Growth Partners L.P. Mr. Christianson is also the president of Adam Smith Management, LLC, the managing member of the Adam Smith Fund, L.L.C. Mr. Christianson has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of the shares of common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C. and Adam Smith Companies, LLC. Mr. Christianson disclaims beneficial ownership to the shares of our common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C., and Adam Smith Companies, LLC, except to the extent of his indirect ownership in those entities.

(14)	These shares include the following: (a) 5,994 shares of restricted stock that are not yet vested, and (b) 1,459 shares issuable to Mr. Fairfield upon the exercise of options that are currently exercisable or will become exercisable within 60 days of February 29, 2012.

(15)	These shares include the following: (a) 5,113 shares of restricted stock that are not yet vested, and (b) 11,900 shares issuable to Mr. Kingsbury upon the exercise of options that are currently exercisable or will become exercisable within 60 days of February 29, 2012.

(16)	These shares include the following: (a) 5,113 shares of restricted stock that are not yet vested, and (b) 11,900 shares issuable to Ms. Rich Fine upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(17)	These shares include the following: (a) 4,975 shares of restricted stock that are not yet vested, and (b) 20,442 shares issuable to Mr. Rossi upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(18)	These shares include the following: (a) 4,204 shares of restricted stock that are not yet vested, and (b) 5,508 shares issuable to Mr. Stern upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012.

(19)	See Notes 7 through 18 above. The shares reported include 805,219 options to acquire shares of our common stock, which are exercisable by all of our directors and executive officers as a group within the 60-day period following February 29, 2012. The shares reported include the following shares held by David A. Trott: (a) 29,440 shares of restricted stock that are not yet vested; (b) 117,671 shares issuable to Mr. Trott upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 29, 2012, (c) 90,498 shares held by David Trott Revocable Trust, and (d) 30 shares owned by Mr. Trott’s spouse. Mr. Trott disclaims beneficial ownership of the shares owned by his spouse. In addition, the shares reported exclude an aggregate of 7,200 shares held by three separate trusts for the benefit of Mr. Trott’s children. Mr. Trott is not a trustee of these trusts and has no investment or voting power with respect to the shares the trusts own.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership, and changes in their ownership, with the SEC. We are required to identify any person who fails to file these reports on a timely basis. To our knowledge, all filings were made on a timely basis during 2011. In making this statement, we have relied upon our examination of the Forms 3, 4 and 5 on file with the SEC for each of our directors and executive officers and also those directors and executive officers’ written representations to us.

By order of the Board of Directors,

Vicki J. Duncomb

Corporate Secretary

April 4, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of The Dolan Company. Our 2012 Annual Meeting of Stockholders will be held on Thursday, May 17, 2012, at 9:00 a.m. CDT at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402. You will be able to attend the 2012 Annual Meeting of Stockholders via the Internet by visiting www.virtualshareholdermeeting.com/DM12. You will need the 12-digit control number included on this proxy card in order to vote and submit questions via the Internet during the 2012 Annual Meeting of Stockholders.

It is important that these shares are voted. You should specify your choices by marking the appropriate boxes on the proxy card on the reverse side, and date, sign and return your proxy card in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy without specifying your choices, these shares will be voted in accordance with the recommendation of the Board of Directors.

We will discuss the business of the Company during the meeting. We will provide time during the meeting for questions submitted by stockholders in person and via the Internet. I am very much looking forward to meeting with you at our 2012 Annual Meeting of Stockholders.

Sincerely, James P. Dolan

Chairman, Chief Executive Officer and President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M43501-P18466

THE DOLANCOMPANY

THE BOARDOF DIRECTORS SOLICITS THIS PROXY FORUSE AT THE DOLAN COMPANY

ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, MAY 17, 2012

The stockholder(s) whose signature(s) is on the reverse side of this proxy revokes all other proxies and appoints James P. Dolan and Vicki J. Duncomb, or either or both of them, each with full power of substitution, as proxies, to vote all shares of common stock of The Dolan Company which such stockholder(s) would be entitled to vote on the matters set forth on the reverse side of this proxy, including all matters which may properly come before the 2012 Annual Meeting of Stockholders or any adjournment or postponement of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF THIS PROXY ISEXECUTED, BUT NO DIRECTION IS GIVEN, THE PROXIES WILL VOTEFOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

The board urges you to promptly vote this proxy by Internet, telephone or mail as described on the reverse side regardless of whether you intend to attend the annual meeting in person or via the Internet so that we can establish a quorum and these shares can be voted according to your wishes. If you complete this proxy and choose to attend the annual meeting in person or via the Internet, you can revoke this proxy and vote at the annual meeting.

Continued and to be signed on reverse side

THEDOLAN COMPANY 222 SOUTH 9TH STREET SUITE 2300 MINNEAPOLIS, MN 55402

VOTE BY INTERNET

Before The Meeting —Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting —Go to www.virtualshareholdermeeting.com/DM12 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43500-P18466 KEEP THIS PORTION FORYOUR RECORDS

THIS PROXY CARDIS VALID ONLYWHENSIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE DOLAN COMPANY For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends a vote FOR all number(s) of the nominee(s) on the line below. Director nominees.

1. To elect the following two nominees to our Board of 0 0 0 Directors, each for a term of three years.

Nominees

01) Anton J. Christianson 02) Bill L. Fairfield

The Board of Directors recommends a vote FOR

For Against Abstain Proposals 2 and 3.

2. Advisory vote to approve Executive Compensation. 0 0 0

3. Ratifythe appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2012. 0 0 0

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGNWITHIN BOX] Date Signature (Joint Owners) Date

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 17, 2012.

THE DOLAN COMPANY

THE DOLAN COMPANY

222 SOUTH 9TH STREET SUITE 2300

MINNEAPOLIS, MN 55402

M43538-P18466

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 22, 2012

Date: May 17, 2012 Time: 09:00 AM CDT

Location: Minneapolis Club

729 Second Avenue South

Minneapolis, Minnesota 55402

Internet: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/DM12

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/DM12 and be sure to have the information that is printed in the box marked by the arrow (located on the following page).

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet.You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

Have the information that is printed in the box

(located on the following

XXXX XXXX XXXX

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 3 , 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

During The Meeting:

Go to www.virtualshareholdermeeting.com/DM12. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

M43539-P18466

Voting Items

The Board of Directors recommends a vote FOR all Director nominees.

1. To elect the following two nominees to our Board of Directors, each for a term of three years.

Nominees

01) Anton J. Christianson 02) Bill L. Fairfield

The Board of Directors recommends a vote FOR Proposals 2 and 3.

2. Advisory vote to approve Executive Compensation.

3. Ratifythe appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2012.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

M43540-P18466

M43541-P18466